UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Seagate Technology

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SEAGATE TECHNOLOGY

NOTICE OF 2004 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 28, 2004

Notice is hereby given that the 2004 Annual General Meeting of Shareholders of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, will be held at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025 on Thursday, October 28, 2004 at 10:00 am Pacific Daylight Time, to consider and vote upon the following items:

(1)	the election of eleven directors for terms expiring at the 2005 annual general meeting of shareholders;

(2)	the approval of the Seagate Technology 2004 Stock Compensation Plan;

(3)	the ratification of the appointment of Ernst & Young LLP as independent auditors of Seagate Technology for the fiscal year ending July 1, 2005;

(4)	the adoption of Seagate Technology’s Third Amended and Restated Memorandum and Articles of Association, which will be proposed as a Special Resolution; and

(5)	the transaction of any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has set September 3, 2004 as the record date for the 2004 Annual General Meeting. Only registered holders of Seagate Technology’s common shares at the close of business on that date are entitled to receive notice of the meeting and to attend and vote at the meeting.

Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Seagate Technology’s common shares.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about October 4, 2004.

THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF ONE OR MORE SHAREHOLDERS WHO HOLD SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING SHALL CONSTITUTE A QUORUM. A PROXY CARD ACCOMPANIES THIS PROXY STATEMENT. IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

William L. Hudson

Executive Vice President, General Counsel and

Corporate Secretary

October 4, 2004

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the 2004 Annual General Meeting of shareholders to be held on October 28, 2004, and at any postponement or adjournment of the meeting. These proxy materials are first being mailed to shareholders on or about October 4, 2004. Seagate Technology maintains a registered office in the Cayman Islands at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Seagate Technology’s telephone number at that address is (345) 949-8066. Our U.S. executive offices are located at 920 Disc Drive, Scotts Valley, California 95066 and our phone number at this address is (831) 438-6550. Our website address is www.seagate.com. Information contained on, or accessible through, our website is not a part of this proxy statement.

References in this proxy statement to “we”, “our” and “us” are to Seagate Technology.

Date, Time and Place

We will hold the Annual General Meeting at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025, on Thursday, October 28, 2004 at 10:00 am Pacific Daylight Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Our only outstanding class of voting securities is our common shares, par value $0.00001 per share. All persons who are registered holders of our common shares at the close of business on September 3, 2004, the record date for the Annual General Meeting, will be entitled to notice of, and to vote at, the Annual General Meeting. As of the close of business on the record date there were outstanding approximately 463,065,433 common shares held by approximately 799 shareholders of record. These shareholders will be entitled to one vote per common share on all matters submitted to a vote of shareholders, so long as those shares are represented at the Annual General Meeting in person or by proxy. Your shares will be represented if you attend and vote at the Annual General Meeting or if you submit a proxy. Under Cayman Islands law, holders of our common shares do not have appraisal rights with respect to matters to be voted on at the Annual General Meeting.

How to Vote; Submitting Your Proxy

If you are a shareholder of record, you may vote your shares either by voting in person at the Annual General Meeting or by submitting a completed proxy. By completing and submitting the enclosed proxy, you are legally designating Donald E. Kiernan, James A. Davidson and Stephen J. Luczo to vote your shares in accordance with the instructions you have indicated on the proxy.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Seagate Technology’s register of shareholders and the nominee will be entitled to vote your shares. In order to be admitted to the Annual General Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the Annual General Meeting, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

If you appoint the individuals named in the enclosed proxy card as your proxies but do not indicate how your shares are to be voted, then your shares will be voted “FOR” the election of all nominees for director named in Proposal 1 and “FOR” Proposals 2, 3 and 4. In addition, if any matters other than the proposals contained in this proxy statement are properly brought up at the Annual General Meeting, then the proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment if we did not receive notice of such matters by August 20, 2004. We do not presently know of any other business that may come before the Annual General Meeting.

Shares Registered Directly in the Name of the Shareholder

If you hold shares of our common stock registered directly in your name in our register of shareholders, you may submit your proxy by mailing your signed proxy card to us. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

Shares Registered in the Name of a Nominee

Most beneficial owners whose shares are held in the “street name” of a nominee receive instructions for granting proxies from their banks, brokers or other agents, rather that the company’s proxy card.

A number of brokerage firms and banks participate in a program that offers the ability to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in such a program, you may grant a proxy to vote those shares by calling the telephone number that appears on the voting instruction form, or through the Internet in accordance with the instructions set forth on the voting instruction form, that you receive from your broker or bank. Votes submitted by telephone or Internet through such a program must be received by 11:59 p.m. Eastern Daylight Time on October 27, 2004.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual General Meeting, by: (1) sending a signed revocation thereof to Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: Corporate Secretary, which we must receive at least one hour prior to the start of the Annual General Meeting; (2) signing, dating and mailing a new and different proxy card, which we must receive by 5:00 p.m., Pacific Daylight Time, on October 27, 2004, or (3) voting your shares in person at the meeting, if you are a shareholder of record. If your shares are registered in the name of a nominee and you submit your proxy by telephone or over the Internet, you may revoke your proxy only by submitting new voting instructions by telephone or Internet, as applicable, which must be received by 11:59 p.m. Eastern Daylight Time on October 27, 2004. Attending the Annual General Meeting alone will not revoke your proxy.

Proxy Solicitation

Seagate Technology will bear all costs and expenses of soliciting proxies from shareholders. We are initially soliciting these proxies by mail, but our directors, officers and selected other Seagate Technology employees may also solicit proxies by telephone, facsimile or e-mail or in person. These people will not be specially compensated for their services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Quorum and Voting Requirements

In order to establish a quorum at the Annual General Meeting, there must be one or more shareholders present at the meeting, either in person or by proxy, holding shares representing not less than a majority of the issued and outstanding shares of Seagate Technology entitled to vote at the meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee

(such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

With respect to Proposal 1, the affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the Annual General Meeting is necessary to approve the election of each of the director nominees. Proposals 2 and 3, require the affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the Annual General Meeting, in order to be approved. Proposal 4, which is being proposed as a Special Resolution, requires the affirmative vote of two-thirds of all the votes cast by holders of common shares represented in person or by proxy at the Annual General Meeting, in order to be approved.

Abstentions and broker “non-votes” are not counted and will have no effect on the result of the vote on any proposal.

Voting Procedures and Tabulation

Seagate Technology has appointed a representative of Computershare Trust Company as the inspector of elections to act at the Annual General Meeting and to make a written report thereof. Prior to the Annual General Meeting, the inspector will sign an oath to perform his duties in an impartial manner and according to the best of his or her ability. The inspectors will ascertain the number of common shares outstanding and the voting power of each, determine the common shares represented at the Annual General Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

Shareholders Agreement; Sponsor Group

In connection with our initial public offering, which we completed on December 13, 2002, we entered into a shareholders agreement, dated December 6, 2002, with our controlling shareholder, New SAC (an exempted limited liability company organized under the laws of the Cayman Islands), the members of our sponsor group, certain members of our management and the other parties thereto. This agreement was amended on September 2, 2004 to, among other things: (i) eliminate the contractual requirement that there be twelve directors, (ii) eliminate the rights of members of our sponsor group to appoint directors to any committees of the Board of Directors (previously Silver Lake Partners and Texas Pacific Group were each entitled to appoint one director to all of the committees other than the Audit Committee); and (iii) reduce the number of directors that Silver Lake Partners and Texas Pacific Group are entitled to appoint to the Board of Directors from three and two members, respectively, to two and one member(s), respectively. We refer to this agreement, as amended, as the “Seagate Technology Shareholders Agreement”. Our “sponsor group” is comprised of private equity investment firms, consisting of affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC, investment partnerships of which the general partner, managing general partner or investment manager is affiliated with Goldman, Sachs & Co. and other investors. As of August 27, 2004 members of our sponsor group indirectly (through their investment in our controlling shareholder, New SAC) own approximately 61.0% of our outstanding share capital.

Under the terms of the Seagate Technology Shareholders Agreement, Silver Lake Partners has the right to designate two of the members of our Board of Directors and Texas Pacific Group has the right to designate one of the members of our Board of Directors. The remaining members of the board must be nominated by our Nominating and Governance Committee and approved by a majority of the other directors present at a duly convened meeting of the Board of Directors. The terms of the agreement further require the members of our sponsor group to vote their common shares in a manner that gives effect to the provisions of the agreement, at any annual general or any special meeting of shareholders of Seagate Technology. See “Certain Relationships and Related Transactions—Seagate Technology Shareholders Agreement” on page 47 for more information regarding this agreement.

PROPOSAL 1 – ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated for election at the 2004 Annual General Meeting a slate of 11 nominees, each of whom is currently a director of Seagate Technology. Under Seagate Technology’s articles of association, the Board of Directors may have any number of members up to 15. However, the Board of Directors has determined that, for the time being, the number of directors constituting the full Board of Directors shall be 11 members. The Board of Directors currently has 12 members, however, Mr. Zander will resign at the Annual General Meeting and will not be standing for re-election. As a result, shareholders are being asked to elect 11 directors only. The holders of common shares, voting as a class, have the right to elect all 11 members to the Board of Directors to serve until the 2005 annual general meeting of the common shareholders and until their respective successors are duly elected and qualified.

On April 29, 2004 David Bonderman resigned from the Board of Directors. In order to further the company’s ongoing effort to increase the number of its independent directors, the Board of Directors, pursuant to its authority under Seagate Technology’s articles of association, appointed Gregorio Reyes and Lydia Marshall to the Board of Directors, effective April 23, 2004 and April 29, 2004, respectively.

Pursuant to the Seagate Technology Shareholders Agreement, Silver Lake Partners has designated Messrs. Davidson and Hutchins and Texas Pacific Group has designated Mr. Coulter, to serve as members of our Board of Directors.

It is currently anticipated that all of the nominees will be willing and able to serve as directors. However, if any nominee becomes unwilling or unable to serve as a director, then the Board of Directors will propose a substitute nominee, and the individuals designated as your proxies will vote to appoint that proposed nominee.

Nominees for Election as Directors

Set forth below are the biographies of our director nominees. There are no family relationships among any of our directors or executive officers.

Messrs. Coulter, Davidson, Hutchins, Luczo, Marquardt and Watkins are also members of the board of directors of our controlling shareholder, New SAC. In addition, Mr. Luczo is also the Chief Executive Officer, and Mr. Watkins is the President, of New SAC. We expect that these directors will continue to devote a portion of their time and energy to the business of New SAC.

William D. Watkins 51 years old Director since November 2000	Mr. Watkins, our President, Chief Executive Officer and one of our directors, joined us as Executive Vice President of our Recording Media Group in February 1996, upon our merger with Conner Peripherals, Inc. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations and, in August 1998, he was appointed to the position of Chief Operating Officer, with responsibility for our disc drive manufacturing, recording media and head operations and product development. In June 2000, he was appointed to the position of President. In April 2004, Mr. Watkins ceased to be our Chief Operating Officer and he was appointed as our Chief Executive Officer effective July 3, 2004. Mr. Watkins serves as the President of New SAC and is also a member of the board of directors of Iolon, Inc. and MEMC Electronic Materials, Inc. He also serves on the Executive Advisory Council for IDEMA (International Disc Drives and Equipment Manufacturer Association) and the Executive Advisory Board of the Juran Center for Leadership in Quality.

Stephen J. Luczo 47 years old Director since November 2000 Member, Strategic and Financial Transactions Committee	Mr. Luczo is the Chairman of our Board of Directors, a position he has held since June 2002. Mr. Luczo joined us in October 1993. In September 1997, Mr. Luczo was promoted to President and Chief Operating Officer of our predecessor, Seagate Technology, Inc. (“Seagate Delaware”) and, in July 1998, he was promoted to Chief Executive Officer. Mr. Luczo resigned as our Chief Executive Officer effective as of July 2, 2004, but retained his position as Chairman of the Board of Directors. Prior to joining us, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993. Mr. Luczo serves as the Chief Executive Officer of New SAC and is also a member of the board of directors of New SAC and 2open, Inc.
William W. Bradley 61 years old Director since July 2003 Member, Nominating and Corporate Governance Committee	Senator Bradley is a Managing Director of Allen & Company LLC. Senator Bradley served as chief outside advisor to McKinsey & Company’s non-profit practice from 2001 to 2004. From 1997 to 1999, he was a Senior Advisor and Vice Chairman of the International Council of J.P. Morgan & Co., Inc. During that time, he also served as an essayist for CBS evening news and a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the State of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. He is also a member of the board of directors of Starbucks Corporation and Willis Group Holdings, Limited.
James G. Coulter 44 years old Director since November 2000 Member, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic and Financial Transactions Committee	Mr. Coulter is a principal of the Texas Pacific Group, a private investment firm he co-founded in 1993. From 1986 to 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focuses on public market and private minority investments. Mr. Coulter is a member of the board of directors of J. Crew Group, Inc. and a number of private companies including New SAC.
James A. Davidson 45 years old Director since November 2000 Chairman, Compensation Committee	Mr. Davidson is a managing member of Silver Lake Partners, a private equity investment firm he co-founded in 1999. From June 1990 to November 1998, Mr. Davidson was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. He is also a member of the board of directors of Flextronics International Ltd. and a number of private companies including New SAC.
Glenn H. Hutchins 48 years old Director since November 2000 Chairman, Nominating and Corporate Governance Committee, Chairman, Strategic and Financial Transactions Committee	Mr. Hutchins is a managing member of Silver Lake Partners, a private equity investment firm he co-founded in 1999. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group L.P., where he focused on its private equity investing. Mr. Hutchins is also a member of the board of directors of Gartner, Inc., Ameritrade Holding Corp. and a number of private companies including New SAC.

Donald E. Kiernan 63 years old Director since April 2003 Chairman, Audit Committee	Mr. Kiernan is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc., where he served for 11 years until his retirement in 2001 and was responsible for all of SBC’s financial affairs. Prior to joining SBC, Mr. Kiernan was a partner with Arthur Young & Co., the predecessor of Ernst & Young LLP, where he held several positions over his 20-year tenure. Mr. Kiernan is also a member of the board of directors of LaBranche and Company, Inc., Health Management Associates, Inc. and Money Gram International, Inc.
David F. Marquardt 55 years old Director since November 2000 Member, Compensation Committee and Strategic and Financial Transactions Committee	Mr. Marquardt was a co-founder of August Capital, a California based venture capital firm, in 1995. Prior to founding August Capital, Mr. Marquardt was a partner of Technology Venture Investors, a venture capital firm that he co-founded in 1980. Mr. Marquardt is a member of the board of directors of Microsoft Corporation, Netopia Inc., Tumbleweed Communications Corp. and a number of private companies.
Lydia M. Marshall 55 years old Director since April 2004 Member, Audit Committee	Ms. Marshall was the founder and, from October 1999 until August 2004, was the Chairperson of the board of directors and Chief Executive Officer of Versura Inc., an internet-based provider of services to financial institutions, colleges and universities. Previously, she was managing director of Rockport Capital Incorporated from 1997 to 1999, Executive Vice President-Marketing of Sallie Mae, Inc. from 1993 to 1997 and Senior Vice President, heading Sallie Mae’s Institutional and Public Finance and Strategic Planning Divisions from 1985 to 1993. Ms. Marshall is a member of the board of directors of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. and is Chairperson of the Board of CARE International.
Gregorio Reyes 63 years old Director since April 2004	Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor International, Inc. and Eaton Corporation. From 1981 to 1984 he was President and Chief Executive Officer of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was chairman and chief executive officer of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies, Inc. in 1985 and served as its Chairman and Chief Executive Officer until 1994. Mr. Reyes is a member of the board of directors of LSI Logic Corp. and Dialog Semiconductor plc and a number of private companies.
John W. Thompson 55 years old Director since November 2000 Member, Audit Committee	Mr. Thompson is Chairman of the Board of Directors and Chief Executive Officer of Symantec Corporation, an Internet security technology provider. Before joining Symantec in April 1999, Mr. Thompson held various executive and management positions with IBM from 1971. Mr. Thompson is a member of the board of directors of NiSource, Inc. and United Parcel Service, Inc.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ELEVEN (11) NOMINEES LISTED ABOVE.

PROPOSAL 2—APPROVAL OF THE SEAGATE TECHNOLOGY

2004 STOCK COMPENSATION PLAN

General

The Board of Directors is seeking the approval of our shareholders of the 2004 Stock Compensation Plan (the “2004 Plan”) that would govern the grant of stock-based awards to our employees, directors, and consultants. The Board of Directors believes that approving the 2004 Plan will provide us with equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of the company’s business and will more fully align the interests of management with those of our public shareholders. The 2004 Plan was unanimously approved by the Board of Directors on August 5, 2004. Until it is approved by our shareholders, the 2004 Plan, by its terms, is not effective and no awards may be granted under the 2004 Plan. The full text of the 2004 Plan is included as Appendix A to this proxy statement. Below is a summary of certain key provisions of the 2004 Plan, which is qualified in its entirety by reference to the full text of the Plan.

Purpose of the 2004 Plan

The purpose of the 2004 Plan, which is intended to supplement and eventually succeed our 2001 Share Option Plan (the “2001 Plan”), is to promote our long-term growth and financial success by providing incentives to our employees, directors, and consultants through grants of stock-based awards. These awards are intended to tie the 2004 Plan participants’ interests directly to shareholder interests and encourage individual and collective behavior that enhances our success. The provisions of the 2004 Plan, which allows for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain the company’s competitive ability to attract, retain and motivate participants for the benefits of the company and our shareholders.

Description of the 2004 Plan

Eligibility.    All of our employees, including our executive officers, all of the members of the Board of Directors, and our consultants may participate in the 2004 Plan.

Types of Awards.    The types of awards that will be available for grant under the Plan are:

•	incentive stock options;

•	nonstatutory stock options;

•	restricted stock bonuses;

•	restricted stock purchase rights;

•	stock appreciation rights;

•	phantom stock units;

•	restricted stock units;

•	performance share bonuses; and

•	performance share units.

Share Reserve.    A total of 27,500,000 of our common shares are proposed to be reserved for issuance under the 2004 Plan. The 2004 Plan limits the total number of common shares that may be covered by awards pursuant to which participants may receive the full value of the stock to 10,000,000 shares. Specifically, this limit will apply to awards of restricted stock bonuses, restricted stock units, phantom stock units, performance share bonuses, or performance share units (“Full-Value Stock Awards”). Common shares covered by awards that expire, are canceled, terminate, are repurchased by us at cost or reacquired by us, or are redeemed for cash rather than shares will again be available for grant under the 2004 Plan. No employee will be eligible to be granted options or stock appreciation rights covering more than 10,000,000 common shares during any fiscal year. Further, no individual will be eligible to have more than 10,000,000 common shares under all Full-Value Stock Awards granted to him or her over the life of the 2004 Plan.

Adjustments by our Board of Directors.    The number of shares issued or reserved pursuant to the 2004 Plan or for grants of Full-Value Stock Awards, the share limits on grants to a given participant, the number of shares and exercise price for option grants to Eligible Directors (as defined below), and the number of shares and exercise or base price for outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, recapitalizations, reincorporations, stock splits, spinoffs, stock dividends, extraordinary dividends and distributions, liquidating dividends, combinations or exchanges of shares, changes in corporate structure or other transactions in which we do not receive any consideration.

Administration of the 2004 Plan.    Our Board of Directors has the authority to, and intends to, delegate administration of the 2004 Plan to the Compensation Committee. The Compensation Committee, or our Board of Directors if the delegation of authority to the Compensation Committee is terminated or limited in the future, has the authority to:

•	designate participants in the 2004 Plan;

•	determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

•	interpret the 2004 Plan; establish, adopt or revise any rules and regulations to administer the 2004 Plan; and

•	make all other decisions and determinations that may be required under the 2004 Plan.

Options.    The 2004 Plan provides that incentive stock options must have an exercise price that is at least equal to 100% of, and nonstatutory stock options must have an exercise price equal to at least 85% of, the fair market value of our common stock on the date the option is granted. To the extent permitted in his or her option agreement, an option holder may exercise an option by payment of the exercise price (1) in cash, (2) according to a deferred payment or similar arrangement, (3) pursuant to a “same day sale” program, (4) by the surrender of shares of common stock already owned by the option holder or (5) by a combination approved by our Board of Directors. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if the termination is due to disability or 18 months for the beneficiary if due to death) from termination to exercise his or her vested options.

Automatic Awards to Non-Employee Directors.    A director who is neither employed by us nor receives a management fee from us (an “Eligible Director”) will automatically receive an initial grant of options to purchase 100,000 common shares on the date that the Eligible Director commences service on our Board of Directors. These options will have a per share exercise price equal to the fair market value of our common stock on the date of grant and will generally vest at the rate of 25% per year for four years. Each Eligible Director will also automatically receive an annual grant of options to purchase 25,000 shares of our common shares on the date the Eligible Director is re-elected, provided that he or she has served as a director for a period of at least six months prior to re-election. These options will have a per share exercise price equal to the fair market value of our common shares on the date of such Eligible Director’s re-election and will generally vest at the rate of 25% per year for four years.

Restricted Stock Bonuses and Performance Share Bonuses.    Restricted stock bonuses and performance share bonuses are grants of common stock not requiring any monetary consideration, but subject to restrictions, as determined by our Board of Directors. Generally, unless the participant’s award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant’s name at the time of grant until those conditions are met. The vesting of restricted stock bonus awards will generally be based on the participant’s continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by our Board of Directors. In the event a participant’s continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by us at no cost to us.

Restricted Stock Purchase Rights.    Restricted stock purchase rights entitle a participant to purchase common shares that are subject to restrictions determined by our Board of Directors. The purchase price will be determined by our Board of Directors but will be at least 85% of the fair market value of our common shares on the date of such award. Generally, unless the participant’s award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant’s name at the time of grant until those conditions are met. The vesting of restricted stock purchase rights will be determined by our Board of Directors for each grant. In the event a participant’s continuous service terminates, all unvested shares as of the date of termination may be repurchased by us at the same price paid to us by the participant.

Stock Appreciation Rights.    Our Board of Directors may grant stock appreciation rights independently of or in connection with an option grant. The base price per share of a stock appreciation right shall be at least 85% of the fair market value of our common shares on the date of grant. Generally, each stock appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one common share over (2) the base price, times (b) the number of common shares covered by the stock appreciation right being redeemed. To the extent a stock appreciation right is granted concurrently with an option grant, the redemption of the stock appreciation right will proportionately reduce the number of common shares subject to the concurrently granted option. Payment shall be made in common shares or in cash, or a combination of both, as determined by our Board of Directors.

Phantom Stock Units.    A phantom stock unit is the right to receive the value of one common share, redeemable upon terms and conditions set by our Board of Directors. Distributions upon redemption of phantom stock units may be in common shares valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by our Board of Directors.

Restricted Stock Units and Performance Share Units.    Our Board of Directors may also award restricted stock units or performance share units, both of which entitle the participant to receive the value of one common share per unit at the time the unit vests, with delivery of such value (distributed in common shares or in cash) on a date chosen by the participant to the extent permitted by law. For restricted stock units, vesting will generally be based on the participant’s continuous service; for performance share units, vesting will be based on the achievement of certain performance criteria, as determined by our Board of Directors. In the event a participant’s continuous service terminates or a participant fails to meet performance criteria, all unvested common shares as of the date of termination will be subject to our reacquisition at no cost to us.

Transferability.    Unless otherwise determined by our Board of Directors or provided for in a written agreement evidencing an award, awards granted under the 2004 Plan will not be transferable other than by will or by the laws of descent and distribution.

Change of Control.    In the event of a change of control, as defined in the 2004 Plan, other than dissolution, our Board of Directors may provide for the (1) assumption or continuation of any stock awards outstanding under the Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) cash payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control. Furthermore, at any time our Board of Directors may provide for the acceleration of exercisability and/or vesting of an award. In the event of the dissolution of the Company, all outstanding awards will terminate immediately prior to dissolution.

Amendment or Termination.    Our Board of Directors may amend, suspend, or terminate the 2004 Plan in any respect at any time, subject to shareholder approval, if such approval is required by applicable law of stock exchange rules. However, no amendment to the 2004 Plan may materially impair any of the rights of a participant under any awards previously granted, without his or her consent.

Term.    Unless earlier terminated by the Board of Directors, the 2004 Plan will expire on October 28, 2014. No awards will be granted under the Plan after that date.

Share Price.    On September 2, 2004, the closing price of our common shares on the New York Stock Exchange was $11.94 per share.

Certain Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal federal income tax consequences to participants and to us of options and other awards granted under the Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

Stock Options.    When a nonstatutory stock option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying common stock on the date of exercise over the option price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying common stock on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

If the option holder disposes of the underlying common stock after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the underlying common stock by disposing of the common stock before it has been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (1) the fair market value of the underlying common stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (2) the option price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Stock Appreciation Rights and Phantom Stock Units.    When a stock appreciation right or phantom stock unit is granted, there are no income tax consequences for the participant or us. When a phantom stock unit vests, generally the participant recognizes compensation equal to the cash and/or shares received, with the shares valued at fair market value as of the date of receipt. When a stock appreciation right is redeemed, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon redemption. We are entitled to a deduction equal to the compensation recognized by the participant.

Stock Units and Restricted Stock.    Generally, when a stock unit (whether as a restricted stock unit or performance share unit) or a share of restricted stock (whether as a restricted stock bonus, restricted stock purchase right or performance share bonus) is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of common shares in respect of stock units or the lapse of restrictions on restricted stock, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

Limits on Deductions.    Under Section 162(m) of the Internal Revenue Code, compensation paid to our chief executive officer and the four other most highly paid executive officers in a particular year is limited to $1 million per person, except that compensation that is performance based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

2001 Share Option Plan

The 2001 Plan will continue in full force and effect, in the form previously approved by shareholders, until such time as there are no longer any shares available for issuance under the plan or until the expiration date of the plan in 2011. Other than the automatic grant of options to Eligible Directors upon their re-election at annual general meetings, which will be granted under the 2004 Plan, we will be able to award option grants under either the 2001 Plan or the 2004 Plan. Under the terms of the 2001 Plan a total of 100,000,000 common shares were reserved for issuance, and as at August 27, 2004, 9,223,756 shares were available for issuance under this plan. Common shares covered by share option grants made under the 2001 Plan that expire, are canceled or terminated will again be available for grant under the 2001 Plan.

New Plan Option Grants

Assuming that our shareholders approve the 2004 Plan, we expect to issue options under the Plan to each of our Eligible Directors following this Annual General Meeting. Assuming that each Eligible Director who is nominated for re-election at this Annual Meeting is re-elected, we will grant options to purchase 25,000 shares to each of Messrs. Bradley, Coulter, Davidson, Hutchins, Kiernan, Marquardt, Reyes and Thompson and Ms. Marshall, at fair market value on the date of grant. Mr. Zander will resign at the Annual General Meeting and will not be standing for re-election and, therefore, will not receive an option grant.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE SEAGATE TECHNOLOGY 2004 STOCK COMPENSATION PLAN.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the independent auditors to Seagate Technology for the fiscal year ended July 2, 2004. The Audit Committee, has selected and appointed Ernst & Young LLP to audit the financial statements of Seagate Technology for the fiscal year ending July 1, 2005. The Board of Directors, upon the recommendation of the Audit Committee, is asking Seagate Technology’s shareholders to ratify such appointment.

A representative of Ernst & Young LLP is expected to be present at the Annual General Meeting and he or she will have the opportunity to make a statement, if he or she so desires and will be available to respond to any appropriate questions from shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

PROPOSAL 4—SPECIAL RESOLUTION—ADOPTION OF SEAGATE TECHNOLOGY’S

THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Holders of common shares are being asked to consider and approve the adoption of the Third Amended and Restated Memorandum and Articles of Association of Seagate Technology (the “Amended and Restated Articles”), which is being proposed as a Special Resolution pursuant to Article 44.2 of Seagate Technology’s current memorandum and articles of association. The Board of Directors has unanimously approved the Amended and Restated Articles and recommends adoption by our shareholders.

As part of its ongoing consideration of the interests of the holders of Seagate Technology’s common shares and the appropriateness of the Cayman Islands as the company’s jurisdiction of incorporation, the Board of Directors undertook a review of Seagate Technology’s current memorandum and articles of association, to determine whether changes were appropriate in order to provide members of the company with increased shareholder protections and to more closely align the company’s governing documents with those of other large publicly-traded companies. Particular attention was given to the Delaware General Corporation Law (the “DGCL”) (Delaware being the jurisdiction of incorporation of many publicly-traded U.S. companies) and to the provisions of the California Taxpayer and Shareholder Protection Act of 2003 (the “CTSPA”) (which requires companies to provide their shareholders with certain rights similar to those afforded to shareholders of U.S. companies if they want to do business with the state of California). As a result, the Board of Directors has deemed it advisable for Seagate Technology to amend its governing documents and is proposing that the Amended and Restated Articles reflect the following substantive changes from the memorandum and articles of association currently in effect:

(1)	provide that any record date for determining members of the company entitled to receive notice of and to vote at general meetings or to receive dividends be fixed not more than 60 days and not less than 10 days in advance;

(2)	require the company to hold an annual general meeting in each calendar year, with no more than one in four of such meetings to be held outside the United States;

(3)	provide that notices of general meetings shall be given to members not more than 60 and not less than 10 days prior to the meeting;

(4)	provide procedures by which members of the company may nominate directors to serve on the Board of Directors;

(5)	provide that the number of directors may from time to time be fixed by resolution of the Board of Directors, within the limits specified in the Amended and Restated Articles;

(6)	require any transaction to which the company is a party and in which a director or officer has a material interest to be approved by a majority of the disinterested directors;

(7)	provide explicitly that we will require our directors and officers to agree that they owe a fiduciary duty to both the company and its members as a whole;

(8)	require all members of committees of the Board of Directors to be directors of the company;

(9)	require that a majority of the directors constitute a quorum for meetings of the Board of Directors;

(10)	provide that each director shall serve for a term of one year, until the next annual general meeting;

(11)	provide members of the company and beneficial owners of the company’s shares with the right to inspect the company’s Register of Members and its books and records;

(12)	provide for indemnification of directors and officers more consistent with the provisions of the DGCL;

(13)	require any sale, lease or exchange of substantially all the company’s assets to be approved by resolution of the company’s members;

(14)	require the company to consent to the jurisdiction of the state courts of Delaware, the federal courts located in Delaware and the courts having appellate jurisdiction thereover for actions brought by or on behalf of members of the company or beneficial owners of the company’s shares, or derivatively by members or beneficial owners on behalf of the company;

(15)	require the company to maintain an agent for service of process in the state of Delaware and maintain assets or insurance of no less than $50 million in the United States for the enforcement of judgments against it, in actions of the type set forth in item (14) above;

(16)	add provisions that make it easier for members of the company and beneficial owners of the company’s shares to bring derivative actions against the company in the state of Delaware; and

(17)	eliminate the ability of directors to appoint alternates to act in their place.

In addition to the recommended changes described above, the Amended and Restated Articles will also include other revisions and additions that, while less substantive than the changes specified above, are expected to result in better internal procedures (and therefore better corporate governance) of the company, and will also include minor technical corrections (such as conforming defined terms and adding editorial clarifications) that will not involve any substantive changes.

The proposed Amended and Restated Articles will, however, retain the provision in the current and articles of association, that permits the Board of Directors to authorize, without shareholder approval, the issuance of preference shares in one or more series and to fix for each series the number of shares which constitute the series, the voting power of the shares, and the designations, preferences and rights of, and qualifications, limitations or restrictions on, the shares. The ability of the Board of Directors to issue preference shares may be beneficial to Seagate Technology because it could permit the company to raise capital through the sale of such shares.

The following table provides a summary comparison of the material changes between Seagate Technology’s current memorandum and articles of association and the proposed Amended and Restated Articles:

Subject	Existing Articles Provision	Proposed Articles Provision
Record Dates	The Board of Directors may, either in advance or arrears, fix a record date for the purposes of determining the identity of the shareholders entitled to notice of, or vote at, a meeting of shareholders, or to receive dividends. If no record date is fixed for such determination, then the record date is the date on which notice of the meeting is mailed or the date on which the resolution of directors declaring such dividend is adopted, as applicable. (Articles 46-47)

These provisions would be amended to provide that the Board of Directors may fix a record date of not less than 10 nor more than 60 days prior to a meeting to determine members entitled to receive notice and vote at the meeting. Similar limitations would apply to the Board of Directors with respect to setting record dates for the determination of members entitled to receive dividends or for any other proper purpose. (Proposed Articles 46-47)

The amended provisions would conform to the requirements of Delaware law.

Annual General Meetings	The company will hold a general meeting as its annual general meeting, if required by the rules of the NYSE. (Article 48)	The company would be required to hold an annual general meeting in each calendar year. (Proposed Article 48) This would comply with the requirements of Delaware law.

Subject	Existing Articles Provision	Proposed Articles Provision
Number of Annual General Meetings to be held outside U.S. cannot exceed 1 in every 4 such meetings and the company will provide remote communication to all meetings held outside United States	General meetings of the company may be held at such place, either within or without the Cayman Islands, as determined by the Board of Directors. (Article 49)

Provisions would be added stating that, for as long as the company has shares registered with the SEC and is subject to the reporting requirements of the Exchange Act, no more than 1 in 4 annual general meetings will be held outside of the U.S. and that in the event any such meetings are held outside of the U.S., members will be provided with a means to access, and participate in, such meetings remotely. (Proposed Articles 49 and 50)

This provision would reflect the requirements of the CTSPA.

Notice of General Meeting	Notice of general meetings must be given not less than ten days before the meeting. (Article 50) There is no outer limit.

This provision would be amended to require notice of any general meeting to be given not more than 60 days nor less than 10 days prior to a meeting. (Proposed Article 51)

This corresponds with the notice requirements of Delaware law.

Nomination of Directors	The current articles do not contain any provisions regarding shareholder nominations of directors.	To correspond with the increasingly common practice of Delaware and other public companies, provisions containing specific procedures by which members may nominate directors would be added. Director nominations would be permitted to be made (a) pursuant to the notice of meeting, (b) by the Board of Directors or an authorized committee thereof or (c) by any member of the company who (i) is a member on the date the member gives notice of such nomination and on the record date for the determination of members entitled to vote at such meeting, and (ii) complies with the notice requirements set forth in the Articles. Members would only be permitted to nominate directors at annual general meetings or at general meetings called for the

Subject	Existing Articles Provision	Proposed Articles Provision
purpose of electing directors. The notice provisions would specify the information that the member must provide in connection with the nomination, which would be similar to that required to be provided under Rule 14a-8 of the Exchange Act for shareholder proposals. (Proposed Articles 65 and 66)
Number of Directors	The Board of Directors must consist of between 1 and 15 directors, provided that members may increase or reduce these limits. (Article 75)	To correspond with the common practice of Delaware and other public companies, this provision would be amended to specify that the number of directors would be as fixed by resolution of the Board of Directors, within the limits specified in the Articles. The lower limit of 1 and the upper limit of 15 directors, and the members’ ability to change those limits will remain unaltered. (Proposed Article 78)
Directors’ Interests	The approval of the Board of Directors is not expressly required for any contract, arrangement or transaction in which a director or officer has an interest. A director may vote in relation to any contract or transaction in which he is interested, provided that the nature of his interest in such contract or arrangement is disclosed to the Board of Directors prior to its consideration or vote thereon. There is no requirement for interested director transactions to be approved by the disinterested directors. (Articles 80-84)

These provisions would be amended to provide that transactions with the company in which a director or officer has an interest would not be void or voidable due to that interest provided that the material facts of the interest are disclosed to the Board of Directors and a majority of disinterested directors approve the transaction. A provision would also be added to require directors and officers to disclose the fact of their interest to the Board of Directors at the earliest opportunity. (Proposed Articles 83-88)

These provisions would reflect the requirements of both Delaware law and the CTSPA.

Agreement that directors and officers owe a fiduciary duty to the company and its shareholders	The current articles do not contain any provisions regarding the fiduciary duties of directors and officers (fiduciary duties of directors arise as a matter of Cayman Island common law).	Provisions would be added stating that, in addition to whatever fiduciary duties they may owe as a matter of Cayman Islands law, the company will require its directors and officers to specifically agree

Subject	Existing Articles Provision	Proposed Articles Provision

that they owe a fiduciary duty to the company and its members as a whole and that in discharging their fiduciary duties, they will act in good faith in a manner that they believe to be in the best interests of the company and its members as a whole, in a manner consistent with the standards of care required by the courts of the Cayman Islands and the state of Delaware. (Proposed Articles 90 and 100)

Under Cayman Islands law, there is no pre-existing direct fiduciary duty or good faith conduct requirement between directors and officers, on the one hand, the members of a company, on the other hand.

These provisions would approximate the requirements of the CTSPA.

Board Committees	The Board of Directors may appoint committees and local boards, and may appoint any person, including non-directors, to be members of such committees or local boards. Committee proceedings are governed by the same provisions in the articles that regulate proceedings of the Board of Directors, so far as they are applicable. (Articles 95 and 96)

The proposed amendments would require all committee members to be directors, and would also give committees a general power to sub-delegate their powers. Committee proceedings would continue to be governed by the same provisions that regulate proceedings of the Board of Directors, so far as they are applicable. The provisions regarding local boards would be removed, as they are no longer relevant to the company. (Proposed Article 95)

Delaware law requires all committee members to be directors and explicitly authorizes committees to sub-delegate their powers.

Quorum for Board of Directors Meetings	The quorum at any Board of Directors meeting is two directors, unless otherwise fixed by the Board of Directors (Article 103).	This provision would be amended to provide that a quorum at a Board of Directors’ meeting must be a majority of directors in office, unless otherwise specified by the

Subject	Existing Articles Provision	Proposed Articles Provision
Board of Directors. The quorum could never be less than 1/3 of the directors. (Proposed Article 104) These quorum requirements would reflect the Delaware law standards.
Terms of Office of Directors	The current articles do not prescribe any particular term of office for directors (except for a director appointed to fill a casual vacancy) or require them to retire at each annual general meeting (although the company’s practice has been for all the directors to seek re-election at each annual general meeting).

A provision would be added that would require directors to hold office for one year, until the next annual general meeting (and until their successors are duly qualified or until their office is otherwise earlier vacated), unless determined otherwise by the members in general meeting. (Proposed Article 113)

This would reflect the provisions of Delaware law that require directors to be elected annually (unless there is provision for a staggered board) and to serve until their successors are qualified or until their office is otherwise earlier vacated.

Inspection of Corporate Records	The current articles do not currently provide for shareholders to be able to inspect the company’s Register of Members. The Board of Directors has the right to determine whether and to what extent the books and record of the company shall be open to inspection by the company’s members. (Article 126)

A provision would be added that would provide members and beneficial owners with rights of inspection of (a) the company’s Register of Members, (b) lists of the company’s members and beneficial owners and (c) the books and records of the company and its subsidiaries, that are substantially similar to the rights of inspection available to shareholders of Delaware companies. The existing provision relating to inspection would be deleted. (Proposed Article 127)

Under Cayman Islands law, the names and addresses of the members of an exempted company, such as Seagate Technology, are not a matter of public record and are not available for public inspection. However, if the adoption of the Amended and Restated Articles were approved,

Subject	Existing Articles Provision	Proposed Articles Provision
members would be deemed to have consented to having the information in the Register of Members made publicly available for inspection in the manner set forth in the Amended and Restated Articles.
Exemption and Indemnification of Officers and Directors	The current articles provide that the company will indemnify its directors and officers out of the assets of the company, to the fullest extent permitted by law, against all losses resulting from acts done or omitted to be done in connection with the execution of their duties as directors or officers, to the extent such indemnification is permitted by law, unless such losses are caused by their own willful neglect or default. No director or officer shall be liable for the acts or omissions of any other director or officer or for any loss or caused thereby or which may occur in the course of the execution of his duties, unless they were caused by the willful neglect or default of such director, officer or trustee. (Article 134 and 135)	The proposed Articles would contain exemption and indemnification provisions that are intended to more closely approximate the provisions of the DGCL. The exemption provision would exempt officers and directors from liability for any losses that arise in the performance of their duties, unless the liability results from (a) fraud or dishonesty, (b) a conscious, intentional, or willful breach of the duty to act honestly, lawfully and in good faith, or (c) claims to recover any improper gain. The indemnification provisions would provide that the company will indemnify directors, officers and certain others against losses resulting from acts done in their official capacity, unless the losses result from (a) fraud or dishonesty or (b) a conscious, intentional, or willful breach of the duty to act honestly, lawfully and in good faith. The company would not indemnify such persons for judgments, fines or settlements for which such person may become liable in a derivative action. Both the exemption and indemnification provisions are limited to the extent permitted by law. The indemnification provisions, unlike those in the current Articles, would also include provisions that clarify the procedures for obtaining indemnification and advance payment of related expenses. They would also state that these indemnification provisions are not exclusive of any other rights which

Subject	Existing Articles Provision	Proposed Articles Provision
a director or officer may be entitled by contract, insurance or otherwise and would enable the company to indemnify other persons in addition to directors and officers under certain circumstances. (Proposed Articles 135 to 141)
Sale, Lease or Exchange of Assets	The current articles do not contain any provisions dealing with this subject.

A provision would be added authorizing the Board of Directors to sell, lease or exchange all or substantially all of the company’s property and assets, subject to the affirmative vote of a majority of the outstanding shares. (Proposed Article 144)

This provision would reflect the Delaware law standard and also the requirements of the CTSPA.

Consent to Jurisdiction	The current articles do not contain any provisions regarding consent to jurisdiction.

A provision would be added specifying that the company consents to the jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware and its associated appellate courts for any available causes of actions brought by any member or beneficial owner either with respect to his rights as a member or beneficial owner or in relation to claims brought by him derivatively on behalf of the company. This provision would only apply for as long as the company has shares registered with the SEC and is subject to the reporting requirements of the Exchange Act. (Proposed Article 145)

This provision would reflect the requirements of the CTSPA.

Appointment of a U.S. Agent for Service of Process and $50m in unencumbered assets; post a bond for $50m; or have a directors’ and officers’ insurance policy with $50m coverage (“Enforcement Mechanisms”)	The current articles do not contain any provisions regarding Enforcement Mechanisms.

A provision would be added that would require the company to maintain an agent for service of process in the state of Delaware. (Proposed Article 146)

A provision would also be added that would require the company to

Subject	Existing Articles Provision	Proposed Articles Provision

maintain $50m in unencumbered assets; post a bond for $50m; or have a directors’ and officers’ insurance policy with $50m coverage. (Proposed Article 147)

Both of these new provisions would only apply for as long as the company has shares registered with the SEC and is subject to the reporting requirements of the Exchange Act.

These provisions would reflect the requirements of the CTSPA.

Provision of notice to presiding court, in event of lawsuit, detailing how Enforcement Mechanisms have been satisfied	The current articles do not contain any provisions relating to this issue.

A provision would be added stating that if the company were sued by a member or beneficial owner in Delaware, the company will provide to the court documentation that specifies with which of the three possible Enforcement Mechanisms the company has complied. This provision would only apply for as long as the company has shares registered with the SEC and is subject to the reporting requirements of the Exchange Act. (Proposed Article 147)

This provision would reflect the requirements of the CTSPA.

Shareholders to be able to bring Derivative Actions	The current articles do not contain any provisions regarding the ability of shareholders to bring derivative actions.	A provision would be added pursuant to which the company would agree specifically that when sued derivatively by a member or beneficial owner in the Delaware-based courts in which the company has consented to jurisdiction (see above), the plaintiff’s claim, and standing to bring such claim, will be governed by the law of the forum, not the law of the Cayman Islands. This means that the company would waive the right to claim that Cayman Islands law should apply to the question of whether the plaintiff has the right to proceed in the action. This provision would only apply for as

Subject	Existing Articles Provision	Proposed Articles Provision

long as the company has shares registered with the SEC and is subject to the reporting requirements of the Exchange Act. (Proposed Article 148)

While it is not possible for the company to contractually provide its shareholders derivative rights enforceable in the Cayman Islands equal to those granted to shareholders of Delaware corporations, by adding this provision, the company would contractually grant its members and beneficial owners most of the rights afforded shareholders of a Delaware corporation, by allowing itself to be sued in Delaware-based courts pursuant to Delaware law. Because a judgment obtained in a Delaware-based court by a member or beneficial owner in such derivative action may not be enforceable against the company in the Cayman Islands, the company has also agreed to maintain $50m of assets in the United States, as described above, to facilitate enforcement of such judgments in the United States.

This provision would approximate the requirements of the CTSPA.

Alternate Directors	Any director may, in writing, appoint another director, or any other person, to act as an alternate director and remove from office any alternate director appointed by him. An alternate director ceases to be a director if his appointer ceases to be a director. (Articles 85-89)	The provisions authorizing alternate directors would be deleted, which reflects standard public company practice.

The full text of the proposed Amended and Restated Articles, with the proposed changes reflected therein, is attached to this proxy statement as Appendix B. We urge you to read the text of the Amended and Restated Articles in its entirety. The foregoing description of the proposed changes to the company’s governing documents is qualified in its entirety by reference to Appendix B.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF SEAGATE TECHNOLOGY’S THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Attendance at Meetings by Directors

The Board of Directors held seven meetings (including three special meetings) during our fiscal year ended on July 2, 2004, or “fiscal year 2004”. All of the directors who served during fiscal year 2004 attended at least 75% of the aggregate of all Board of Directors’ meetings and all meetings of the committees of the Board of Directors on which he served, held during fiscal year 2004, except for Mr. Bonderman who attended 67% of the aggregate of all Board of Directors, meetings and the meetings of the committees on which he served. The number of meetings held by each committee of the Board of Directors is set forth below, under the heading “—Committees of the Board of Directors”.

Seagate Technology has no formal policy regarding attendance by our directors at our annual general meetings. Nine of our directors were present at the 2003 annual general meeting.

Controlled Company Status

By virtue of New SAC’s, and therefore our sponsor group’s, ownership and control over more than 50% of our common shares and voting power, the Board of Directors has determined that Seagate Technology is a “controlled company” for the purposes of Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”). As a controlled company, Seagate Technology is exempt from the provisions of Section 303A that require it to have a board of directors comprised of a majority of independent directors and to maintain compensation and nominating committees comprised solely of independent directors, and it is making use of these exemptions. At such time when Seagate Technology ceases to be a controlled company, it will adhere to the applicable transition periods provided for by the NYSE Rules, in coming into full compliance with all of the requirements of Section 303A. Assuming the re-election of all of the nominees for director at the Annual General Meeting, the Board of Directors will have five members who have been determined by the Board of Directors to be independent under Section 303A.02 of the NYSE Rules. These directors are Messrs. Bradley, Kiernan, Reyes, Thompson and Ms. Marshall. The Board of Directors made this determination on the basis that none of these directors has any material relationship with Seagate Technology or any of its subsidiaries.

Committees of the Board of Directors

To assist the Board of Directors in fulfilling its oversight responsibilities, the Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic and Financial Transactions Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of three of our independent directors as required by Sections 303A.06 and 303A.07 of the NYSE Rules, which will be effective for Seagate Technology as of October 28, 2004. These individuals are Messrs. Kiernan and Thompson and Ms. Marshall. The Board of Directors has determined that each of these committee members is an independent director under Section 303A.02 of the NYSE Rules. In addition, each of these committee members meets the independence and experience requirements for membership of the audit committee under the existing rules of the New York Stock Exchange and Rule 10A-3(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Kiernan currently serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Kiernan is an “audit committee financial expert” as defined under the rules of the SEC.

Mr. Kiernan currently serves on the audit committees of three other public companies, in addition to serving on Seagate Technology’s Audit Committee. The Board of Directors has determined that Mr. Kiernan’s simultaneous service on these three other audit committees does not impair his ability to serve effectively on our Audit Committee.

Mr. Bradley served on the Audit Committee until he resigned from the committee effective as of April 29, 2004 and Ms. Marshall was named to the committee on the same date.

The Audit Committee held eight meetings during fiscal year 2004. The Audit Committee’s duties and responsibilities are to, among other things:

•	provide assistance to the Board of Directors in fulfilling its responsibility to Seagate Technology’s shareholders, potential shareholders and the investment community with respect to its oversight of:

—	the quality and integrity of Seagate Technology’s financial statements;

—	Seagate Technology’s compliance with legal and regulatory requirements;

—	the independent auditors’ qualifications and independence; and

—	the performance of Seagate Technology’s internal auditors and its independent auditors;

•	review with management and the independent auditors, our annual audited financial statements and our quarterly financial statements, including our disclosures regarding Managements’ Discussion and Analysis of Financial Condition and Results of Operation, and any earnings releases or earnings guidance;

•	retain and terminate our independent auditors and approve all audit engagement fees and terms; approve in advance any audit and any permissible non-audit engagement or relationship with our auditors; and set hiring policies related to employees or former employees of our auditors;

•	review with our independent auditors any audit problems or difficulties, any significant disagreement between management and the independent auditors and management’s response to any issues raised by the independent auditors;

•	oversee the monitoring of our Code of Business Conduct and Ethics; and establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	prepare all reports that the rules of the SEC require to be included in Seagate Technology’s annual proxy statements; and

•	review and evaluate, at least annually, the performance of the Audit Committee and its members, including the compliance of the Audit Committee with its charter.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com.

The Report of the Audit Committee for fiscal year 2004 can be found on page 29.

Compensation Committee

Our Compensation Committee is comprised of three of our non-management directors. Messrs. Coulter, Davidson and Marquardt currently serve as the members of this committee with Mr. Davidson serving as its Chairman.

Mr. Bonderman served on the Compensation Committee until his resignation from the Board of Directors effective as of April 29, 2004. Mr. Coulter was named to the committee on the same date.

The Compensation Committee met four times during fiscal year 2004. The Compensation Committee is responsible for, among other things:

•	discharging the responsibilities of the Board of Directors relating to the compensation of our officers;

•	producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable rules and regulations;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other senior officers, annually evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on their evaluation;

•	making recommendations to the Board of Directors with respect to benefit plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including the compliance of the Compensation Committee with its charter.

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com.

The Report of the Compensation Committee on Executive Compensation can be found on page 31.

Special Executive Compensation Committee

Our Special Executive Compensation Committee was formed by the Board of Directors in September 2003 solely for the purpose of administering our Annual Incentive Bonus Plan (the “Bonus Plan”), the purpose of which is to motivate our senior executives and reward them for producing results that increase shareholder value, and to encourage individual and team behavior that helps us achieve both short- and long-term corporate objectives. This committee was comprised of two of our independent directors, Messrs. Kiernan and Thompson, each of whom was also an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code. Mr. Thompson served as the Chairman of the committee. The Special Executive Compensation Committee met once during fiscal year 2004 and was disbanded on August 5, 2004. The Special Compensation Committee was responsible for selecting eligible executives, including our Chief Executive Officer, to participate in the plan and to establish objectively determinable performance targets, based on one or more of the criteria specified in the Bonus Plan, for such individuals for each fiscal year. The duties of the Special Executive Compensation Committee have been assumed by the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of three of our non-management directors. Messrs. Bradley, Coulter and Hutchins currently serve as the members of this committee, with Mr. Hutchins serving as its Chairman.

Mr. Marquardt resigned from the Nominating and Corporate Governance Committee effective as of April 29, 2004 and Mr. Bradley was named to the committee on the same date.

The Nominating and Corporate Governance Committee met three times during fiscal year 2004. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals who are qualified to become members of the Board of Directors and selecting, or recommending that the Board of Directors select, the candidates for directorships;

•	reviewing and making recommendations to the Board of Directors with respect to any shareholder proposal that relates to corporate governance, including director nomination by a shareholders;

•	recommending to the Board of Directors a set of corporate governance principles applicable to the company and overseeing the implementation of those principles;

•	establishing the criteria for selecting new directors;

•	overseeing the evaluation of the members of the Board of Directors and senior members of our management;

•	overseeing the continuity planning for the senior members of the company’s management; and

•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including the compliance of the Nominating Corporate Governance Committee with its charter.

The Nominating and Corporate Governance Committee has not established any specific, minimum qualification standards for nominees to the Board of Directors. From time to time, the Nominating and Corporate Governance Committee may identify certain skills or attributes as being particularly desirable for specific director nominees. These skills or attributes may include, but are not limited to, strength of character, mature judgment, industry knowledge, business sophistication, career experience, relevant technical skills, financial expertise, diversity, ability to work collegially with others and the extent to which the candidate would fill a present need on the Board of Directors.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collection of a list of potential candidates (i) based on recommendations or referrals from directors, officers, shareholders or third parties or (ii) through the engagement of a search firm;

•	communications with members of the Board of Directors and management to identify possible nominees;

•	evaluation of (i) potential conflicts, including financial relationships, and (ii) whether the candidate would be a “special interest” or “single issue” director to an extent that would impair such director’s ability to represent the interests of all shareholders;

•	committee meetings to narrow the list of potential candidates;

•	interviews with a select group of candidates; and

•	selection of a candidate most likely to advance the best interests of Seagate Technology and its shareholders.

Ms. Marshall and Mr. Reyes, two of our director nominees, are being considered for the first time by our shareholders for appointment at the Annual General Meeting. We generally use a third-party search firm to assist in identifying potential board candidates and in assessing and evaluating candidates and we retained such a firm to assist us with the new directors we sought this year. However, Ms. Marshall was identified as a potential board candidate by Mr. Hutchins, the Chairman of our Nominating and Corporate Governance Committee, and Mr. Reyes was identified by Mr. Marquardt, one of our non-management directors. As is our practice, each candidate met with members of the Nominating and Corporate Governance Committee, other members of the Board of Directors and members of our management team, prior to the recommendation of the Nominating and Corporate Governance Committee to the Board of Directors that they be appointed as directors. A final consideration of each candidate was then conducted by the entire Board of Directors.

Based on its annual evaluation of the performance of the current directors in fiscal year 2004, the Nominating and Corporate Governance Committee determined to recommend each of the nominees for director named in Proposal 1 for re-election at the Annual General Meeting.

The Nominating and Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any such recommendations. If you would like to recommend a nominee for membership of the Board of Directors for consideration by this committee, you can submit a written recommendation with the name and other pertinent information of the nominee to: Chairman, Nominating and Corporate Governance Committee, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel. If Proposal 4 is approved, the formal procedures by which shareholders may nominate directors that are included in the proposed Third Amended and Restated Memorandum and Articles of Association will become effective. These procedures are summarized on page 51 under the heading “Submission of Future Shareholder Proposals and Nominations”. Shareholder nominations that comply with these procedures will receive the same consideration, and will be evaluated in the same manner as, candidates from all other sources. The Nominating and Corporate Governance Committee has not received any nominations from shareholders for this Annual General Meeting.

The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors, which is available through our website at www.seagate.com.

Strategic and Financial Transactions Committee

Our Strategic and Financial Transactions Committee is comprised of four of our directors. Messrs. Coulter, Hutchins, Luczo and Marquardt currently serve as the members of this committee, with Mr. Hutchins serving as its Chairman.

The Strategic and Financial Transactions Committee met three times during fiscal year 2004. The Strategic and Financial Transactions Committee is responsible for, among other things:

•	reviewing potential strategic and financial transactions that we may have the opportunity to participate in from time to time;

•	reporting regularly to the Board of Directors with respect to those transactions reviewed by the committee; and

•	reviewing and evaluating, at least annually, the performance of the Strategic and Financial Transactions Committee and its members, including the compliance of the Strategic and Financial Transactions Committee with its charter.

Executive Sessions of the Non-Management Directors

Our non-management directors meet without management present each time the full Board of Directors convenes for a regularly scheduled meeting. If the Board of Directors convenes a special meeting, the non-management directors will meet in executive session if circumstances warrant. Pursuant to the provisions of the charter of the Nominating and Corporate Governance Committee adopted by the Board of Directors, the presiding director at the executive sessions is the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Hutchins. At least one executive session per year will include only the independent non-management directors and the presiding director at such sessions, if not the Chairman of the Nominating and Corporate Governance Committee, shall be elected by the directors at such sessions.

Shareholder Communications with the Board of Directors

The Annual General Meeting of Shareholders provides an opportunity each year for the shareholders to ask questions of, or otherwise communicate directly with, members of the Board of Directors on matters relevant to Seagate Technology.

Shareholders may, at any time, also communicate in writing with the presiding director of the executive sessions of the non-management directors by sending such written communication to the following address: Non-Management Directors of Seagate Technology, c/o Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066, Attention: Chairman, Nominating and Corporate Governance Committee. The presiding non-management director may, however, choose to disregard communications that are considered to be improper.

Compensation of Directors

Each non-management director is granted options to purchase 100,000 of our common shares at fair market value as at the date of grant, upon his or her election to the Board of Directors. These options vest over a period of four years from the date of grant. Upon re-election to the Board of Directors each year, each non-management director who has been a director for at least six months prior to his or her re-election is granted options to purchase 25,000 of our common shares at fair market value as at the date of grant. These options will vest over a period of four years from the date of grant. Each of our non-management directors also receives annual cash compensation of $50,000 (payable in equal quarterly installments). In addition, the chairman of the Audit Committee (currently Mr. Kiernan) receives an additional annual cash retainer of $50,000 (payable in equal quarterly installments). The other audit committee members receive additional cash compensation of $2,500 for each quarterly meeting of the Audit Committee that they attend in person. Management directors receive no additional compensation for their services as a director. All members of our Board of Directors are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and its committees; no additional compensation is provided for attendance at board or committee meetings. These provisions are subject to change by our Board of Directors.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller. Our Code of Business Conduct and Ethics is available through our website at www.seagate.com.

REPORT OF THE AUDIT COMMITTEE

Seagate Technology’s management is responsible for preparing and presenting Seagate Technology’s financial statements, and Seagate Technology’s independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended July 2, 2004, the Audit Committee performed the following tasks:

(1) reviewed and discussed the audited financial statements for fiscal year 2004 with management and with Ernst & Young LLP;

(2) discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”, including Ernst & Young LLP’s judgment about the quality, in addition to the acceptability, of Seagate’s accounting principles and underlying estimates in its financial statements; and

(3) received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees”, and discussed with the independent accountants their independence from management and from Seagate Technology.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that Seagate Technology’s audited financial statements be included in Seagate Technology’s Annual Report on Form 10-K for the fiscal year ended July 2, 2004 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Donald E. Kiernan, Chairman

Lydia M. Marshall1

John W. Thompson

[1]	Ms. Marshall was appointed to the Audit Committee on April 29, 2004.

INFORMATION ABOUT THE INDEPENDENT AUDITORS

Fees Paid to Independent Auditors

The aggregate fees paid or accrued by Seagate Technology for professional services provided by Ernst & Young LLP in fiscal years 2004 and 2003 are set forth below.

	Fiscal Year
	2004	2003
	(in thousands)
Audit Fees	$2,417	$3,918
Audit-Related Fees	1,843	390
Tax Fees	2,885	2,647
All Other Fees	21	554

Total	$7,166	$7,509

Audit Fees.    This category includes the audit of Seagate Technology’s annual consolidated financial statements, the review of financial statements included in Seagate Technology’s quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for fiscal years 2004 and 2003. This category also includes statutory audits required by non-U.S. jurisdictions and fees incurred in connection with the registration statements filed to register our common shares.

Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young LLP that were reasonably related to the performance of the audit or review of Seagate Technology’s financial statements and which are not reported above under “Audit Fees”. The services corresponding to the fees disclosed under this category include: for fiscal year 2004, Sarbanes-Oxley internal controls-related advisory activities; for fiscal years 2004 and 2003, benefit plan audits and advice on accounting matters that arose during those years in connection with the preparation of our financial statements; and for fiscal year 2003, the quarterly review and annual audit of the financial statements of one of our subsidiaries.

Tax Fees.    This category consists of professional services provided by Ernst & Young LLP for tax services, including tax compliance, tax advice, tax planning and expatriate tax services.

All Other Fees.    This category consists of fees for the use of Ernst & Young LLP’s online accounting research tool for fiscal year 2004, and fees for advice on a state unclaimed funds audit for fiscal years 2003 and 2004.

In fiscal year 2004, 100% of all fees paid to Ernst & Young LLP by Seagate Technology were pre-approved by the Audit Committee. In fiscal year 2003, 100% of the audit fees, 39.5% (or approximately $0.154 million) of the audit-related fees, and 12.9% (or approximately $0.342 million) of the tax fees were pre-approved by the Audit Committee. No fees included in the caption “All Other Fees” were pre-approved by the Audit Committee for fiscal year 2003. As required by SEC rules, subject to certain permitted de minimis criteria, all professional services provided to Seagate Technology by Ernst & Young LLP during fiscal year 2003 on or after May 6, 2003 were pre-approved by the Audit Committee.

In making its decision to appoint Ernst & Young LLP as Seagate Technology’s independent auditors for the fiscal year ending July 1, 2005, the Audit Committee considered whether the services (other than audit and audit-related services) provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from the company. The Audit Committee determined that the provision of these services by Ernst & Young LLP is compatible with maintaining that independence.

Pre-Approval of Services by Independent Auditors

The Audit Committee charter requires the committee to pre-approve any audit or permitted non-audit services to be provided to Seagate Technology by its independent auditor, Ernst & Young LLP, in advance of such services being provided to the company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and approves the remuneration for the executive officers of Seagate Technology. The following is the report of the Compensation Committee describing the remuneration policies applicable to Seagate Technology’s executive officers, including our Chief Executive Officer, and the decisions made by the Compensation Committee with respect to the remuneration paid to our executive officers for the fiscal year ended July 2, 2004.

Basis for Executive Compensation

Seagate Technology’s executive remuneration is designed (i) to provide competitive levels of overall remuneration in order to attract and retain high performing qualified executives, (ii) to motivate executive officers to achieve the company’s business objectives, (iii) to reward executive officers for their achievements on behalf of the company, and (iv) to align executive remuneration with long-term increases in shareholder value. To support these goals, the Compensation Committee and the Board of Directors have established an executive remuneration program primarily consisting of three integrated components: base salary; performance-based awards; and stock options. The Compensation Committee’s decisions concerning the specific compensation elements for individual executive officers, including the Chief Executive Officer, for the fiscal year ended July 2, 2004 were made within this framework.

Base Salary.    Base salary is paid for ongoing performance throughout the year. The base salary component of each executive’s total remuneration, including the base salary of our CEO, is designed to be competitive and fall within approximately the 75th percentile for similar companies in terms of industry group, technology, complexity and company size based on revenue.

The Compensation Committee, on behalf of the Board of Directors, exercises its discretion in determining individual salary amounts for executive officers and does not apply any specific formula. The Compensation Committee relies on extensive competitive analyses, including three published national pay surveys and proxy statement pay comparisons for similar companies in the comparative category as described above. Several of the companies on which the Compensation Committee focused as comparisons for this purpose are also companies that are included in the Dow Jones US Computers Index, which index is used in the Performance Graph included in this proxy statement. Generally, our executive officers’ salaries, including the Chief Executive Officer’s, are reviewed on an annual basis; however, salary action is taken only when indicated by market data or individual performance.

Performance-Based Awards.    All of our executive officers, including the Chief Executive Officer, participate in Seagate Technology’s Annual Incentive Bonus Plan (the “Cash Bonus Plan”). Awards under the Cash Bonus Plan are intended to reflect the Compensation Committee’s belief that a significant portion of the annual remuneration of each executive officer should be contingent upon the financial performance and the achievement of key goals of Seagate Technology, as well as the individual contribution of each executive officer. The objective in granting awards under the Cash Bonus Plan is to create a performance-based means of compensation that, when combined with their base salaries, will provide executive officers with total annual remuneration in the upper quartile of the competitive market if the specified performance goals are met or exceeded.

The Cash Bonus Plan is funded based on the achievement by Seagate Technology of certain financial goals. If the financial goals of the company are met or exceeded, individual executive officers may receive payments under the Cash Bonus Plan, determined by comparing the company’s performance against pre-determined financial goals, and assessing whether each executive has attained his or her pre-determined individual goals. However, the Board of Directors, or its authorized committee, retains the authority under the Cash Bonus Plan to pay a different cash bonus than the amount calculated solely by comparing the company’s and the individual executive’s performance to the pre-determined goals.

The Special Executive Compensation Committee was appointed by the Board of Directors to administer the Cash Bonus Plan for the fiscal year ended July 2, 2004, in order to satisfy the requirement under Section 162(m) of the Code that certain compensation decisions be made by a committee of two or more “outside directors”, as that term is defined in the Code and the rules and regulations promulgated thereunder. The Special Executive Compensation Committee was comprised of Messrs. Kiernan and Thompson, with Mr. Thompson serving as its Chairman. The Special Executive Compensation Committee was disbanded on August 5, 2004 and its duties were assumed by the Compensation Committee.

For the fiscal year ended July 2, 2004, the sole criterion established by the Special Executive Compensation Committee to determine the funding of the Cash Bonus Plan was the achievement by Seagate Technology of a level of earnings before income taxes, depreciation and amortization (“EBITDA”) established by the Special Executive Compensation Committee. The Special Executive Compensation Committee established no other company performance goals for the purposes of funding the Cash Bonus Plan. Although in fiscal year 2004, Seagate Technology’s actual EBITDA met the pre-determined threshold, management recommended to the Board of Directors that the Cash Bonus Plan be suspended and that no awards be made under the plan for fiscal year 2004, due to the company’s performance during fiscal year 2004. Consequently no awards were paid under the Cash Bonus Plan for fiscal year 2004.

Stock Options.    The Compensation Committee believes that the grant of stock options to executive officers creates a direct link between executive remuneration and long-term increases in shareholder value. The Compensation Committee believes that stock option grants provide incentives that focus the executive officers’ attention on managing Seagate Technology from the perspective of an owner with an equity stake in the business. Options are subject to periodic vesting provisions to encourage executive officers to remain employed with the company. The Compensation Committee has established option grant guidelines to be used to determine the size and timing of the option grants for executive officers other than the Chief Executive Officer. Awards for the Chief Executive Officer are made at the discretion of the Board of Directors and the Compensation Committee. The guidelines take into account option grant values for similar positions at comparison companies. In addition to the guidelines, and in the case of awards to the Chief Executive Officer, the Compensation Committee considers the executive’s contributions to the company’s success, past option grant history, the number of unvested options held by the executive, the Compensation Committee’s judgment with respect to the individual’s impact on shareholder value and the need for a retention incentive. Stock options are granted only when the Compensation Committee determines they are warranted.

Basis for Chief Executive Officer Compensation

The compensation package for our Chief Executive Officer in the fiscal year ended July 2, 2004 included only his base salary. Consistent with the practice of the preceding year, and with Mr. Luczo’s support and concurrence, the Compensation Committee decided not to award Mr. Luczo an option grant during fiscal year 2004, due to Mr. Luczo’s substantial ownership of the stock of Seagate Technology and its affiliates and the limited remaining reserve of the 2001 Share Option Plan. The actual compensation paid to Mr. Luczo is described in the section of this proxy statement entitled “Compensation of Executive Officers”. The Compensation Committee considers the total remuneration provided to the Chief Executive Officer in fiscal year 2004 appropriate, based on his role in leading Seagate Technology in an extremely challenging global economic environment, in further establishing the company’s position as a leader in the industry and developing and retaining a high performing and cohesive management team, and in strengthening the company’s customer relationships. As previously announced on April 29, 2004, Mr. Luczo resigned as our Chief Executive Officer effective July 2, 2004, and Mr. Watkins was appointed as our new Chief Executive Officer effective July 3, 2004.

Impact of Section 162(m) of the Internal Revenue Code

The Compensation Committee has considered the potential impact of Section 162(m) of the Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation or its subsidiaries for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, including the Chief Executive Officer, unless compensation is considered performance-based. In general, it is Seagate Technology’s policy to qualify its executives’ compensation for deductibility under applicable tax laws. Seagate Technology’s then existing executive remuneration plans and its 2001 Share Option Plan were approved by the shareholders of the company prior to its initial public offering in December 2002. In addition, the Cash Bonus Plan was approved by shareholders at the 2003 annual general meeting of shareholders of the company and for the fiscal year ended July 2, 2004, that plan was administered by the Special Executive Compensation Committee in order not to disqualify any portion of any payments made under the Cash Bonus Plan with respect to that fiscal year from deductibility under federal income tax law. Pursuant to certain reliance period exceptions granted under the Section 162(m) regulations for executive remuneration plans that existed during the period in which the company was not publicly held, Seagate Technology believes that the Section 162(m) disallowance provisions are generally not applicable to corporate tax deductions claimed for compensation paid pursuant to such plans or otherwise, except for options granted after October 27, 2004 to executive officers under the 2001 Share Option Plan.

In approving the amount and form of compensation for the company’s executive officers, the Compensation Committee will continue to consider all elements of the cost to Seagate Technology of providing such compensation, including the potential impact of Section 162(m).

Respectfully submitted,
THE COMPENSATION COMMITTEE

James A. Davidson, Chairman
James G. Coulter[1]
David F. Marquardt

[1]	Mr. Coulter was appointed to the Compensation Committee on April 29, 2004.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation of Named Executive Officers

The following table sets forth information regarding compensation paid by Seagate Technology for services rendered during the past three fiscal years for our Chief Executive Officer and for each of our four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2004. We collectively refer to these five persons as the “named executive officers”.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Restricted Stock Award(s)		Number of Securities Underlying Options Granted
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	New SAC ($)(1)(2)		Seagate Technology (#)(3)	All Other Compensation ($)(4)
Stephen J. Luczo Chairman and Former Chief Executive Officer (5)	2004 2003 2002	1,038,463 1,000,002 966,972	— 2,300,000 1,929,944	— — —		— — 450,326	6,718 6,208 5,341

William D. Watkins President and Former Chief Operating Officer (6)	2004 2003 2002	997,888 850,013 850,013	— 2,000,000 1,600,000	— — 142,500	(1)(7)	— 1,500,000 652,174	3,076 3,076 3,082

Charles C. Pope Executive Vice President and Chief Financial Officer	2004 2003 2002	719,033 550,014 541,183	— 1,200,000 1,000,000	— — 85,500	(1)(8)	1,000,000 — 391,304	8,424 7,462 6,928

David A. Wickersham Chief Operating Officer and Executive Vice President, Global Disc Storage Operations (9)	2004 2003 2002	525,397 495,203 376,080	— 550,000 525,000	— — —		— 1,000,000 529,565	8,718 4,438 3,877

Brian S. Dexheimer Executive Vice President, Worldwide Sales, Marketing and Customer Service	2004 2003 2002	509,627 495,203 375,609	— 550,000 525,000	— — —		— 1,000,000 529,565	121,071 126,585 43,221

(1)	The amounts listed in this column represent the dollar value of any restricted ordinary shares of New SAC and any restricted preferred shares of New SAC awarded to the named executive officers in each fiscal year presented. These values were calculated by multiplying the fair market value, as determined by the board of directors of New SAC, of an ordinary or preferred share of New SAC, in each case as of the date of the award, by the number of shares of that class awarded to the named executive officers. New SAC’s board of directors determined the fair market values to be approximately $11.39 per ordinary share and approximately $45.36 per preferred share as of the date of the award. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had reasonable knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares at any given date is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation. All of New SAC’s preferred shares were redeemed by New SAC in March 2003.

(2)

As of July 2, 2004, the named executive officers held unvested, restricted ordinary shares of New SAC, as follows: (a) Mr. Luczo held 9,750 shares (including shares transferred by him for estate planning purposes)

having an aggregate value of $2,944,500; (b) Mr. Watkins held 7,552 shares (including shares transferred by him for estate planning purposes) having an aggregate value of $2,280,704; (c) Mr. Pope held 4,948 shares (including shares transferred by him for estate planning purposes) having an aggregate value of $1,494,296; (d) Mr. Wickersham held 1,075 shares having an aggregate value of $324,650; and (e) Mr. Dexheimer held 1,075 shares (including shares transferred by him for estate planning purposes) having an aggregate value of $324,650. In each case, the aggregate value of these restricted shares as at July 2, 2004 was calculated based on the fair market value of the ordinary shares of New SAC on July 2, 2004, which New SAC determined was approximately $302 per ordinary share. As holders of restricted ordinary shares, Messrs. Luczo, Watkins, Pope, Wickersham and Dexheimer will receive the same distributions as other holders of New SAC ordinary shares, when, if and as declared by New SAC’s board of directors.

(3)	During fiscal year 2004, options to purchase 1,000,000 of our common shares were granted to Mr. Pope on August 6, 2003. Of these options, 200,000 vested on August 6, 2004 and the remaining 800,000 options vest proportionately over the 48 months commencing September 6, 2004. During fiscal year 2003, the following options were granted to the named executive officers: options to purchase 1,500,000 of our common shares were granted to Mr. Watkins on February 14, 2003 and options to purchase 1,000,000 of our common shares were granted to each of Messrs. Wickersham and Dexheimer on February 3, 2003. Of Mr. Watkins’ 1,500,000 options, 200,000 vest on February 14, 2005; an additional 250,000 options vest proportionately over the 12 months commencing March 14, 2005; an additional 300,000 options vest proportionately over the 12 months commencing March 14, 2006; an additional 350,000 options vest proportionately over the 12 months commencing March 14, 2007; and an additional 400,000 options vest proportionately over the 12 months commencing March 14, 2008. Of the 1,000,000 options granted to each of Messrs. Wickersham and Dexheimer, 200,000 options vest on February 3, 2005 and the remaining 800,000 options vest proportionately over the 48 months commencing March 3, 2005. The numbers in this column for fiscal year 2002 represent options to purchase our common shares that were granted on July 24, 2001. One-quarter of these options vested on November 22, 2001. The remaining options are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Each of the named executive officers is eligible to receive grants of options to purchase our common shares and common shares of Certance Holdings, a Cayman Islands exempted company incorporated with limited liabilities and a direct subsidiary of New SAC, and was eligible to receive grants of options to purchase common shares of Crystal Decisions, Inc., a Delaware corporation, which was an indirect subsidiary of New SAC until its sale to a third party in December 2003. Since November 22, 2000, no grants to purchase shares of any of these entities were made to the named executive officers other than a grant to purchase 20,000 shares of Crystal Decisions common stock made on May 12, 2003 to Mr. Luczo.

(4)

The amounts in this column for fiscal year 2004 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Luczo, Pope, Wickersham and Dexheimer and $576 for Mr. Watkins. In addition, the amount listed for: (a) Mr. Luczo includes a $1,392 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $2,768; (b) Mr. Pope includes a $1,730 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $4,136; (c) Mr. Wickersham includes a $1,519 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $4,641; and (d) Mr. Dexheimer includes a $843 premium payment toward a universal life insurance policy, a cash surrender value on that life insurance policy of $1,004 and forgiveness of an aggregate of $116,666 of principal and interest due on a promissory note, pursuant to its terms, as set forth in more detail under the heading “Certain Relationships and Related Transactions—Transactions Involving Our Management” on page 50. The amounts in this column for fiscal year 2003 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Luczo, Pope, Wickersham and Dexheimer and $576 for Mr. Watkins. In addition, the amount listed for: (a) Mr. Luczo includes a $1,430 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $2,221; (b) Mr. Pope includes a $1,695 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of

$3,209; (c) Mr. Wickersham includes a $1,499 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $431; and (d) Mr. Dexheimer includes a $694 premium payment toward a universal life insurance policy and forgiveness of an aggregate of $123,333 of principal and interest due on a promissory note, pursuant to its terms. The amounts in this column for fiscal year 2002 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Luczo, Pope, Wickersham and Dexheimer and $582 for Mr. Watkins. In addition, the amount listed for: (a) Mr. Luczo includes a $1,082 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $1,701; (b) Mr. Pope includes a $1,466 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $2,904; (c) Mr. Wickersham includes a $1,319 premium payment toward a universal life insurance policy; and (d) Mr. Dexheimer includes a $663 premium payment toward a universal life insurance policy and forgiveness of $40,000 of interest due on a promissory note, pursuant to its terms.

(5)	Mr. Luczo resigned as our Chief Executive Officer effective as of July 2, 2004, but will continue to be the Chairman of our Board of Directors. His employment agreement with us has been amended and restated to significantly reduce his compensation in light of these changes. See “—Employment Agreements and Other Agreements” on page 37.

(6)	Mr. Watkins was appointed as our Chief Executive Officer effective as of July 3, 2004 and will continue in his role as President.

(7)	Under its 2001 Restricted Share Plan, New SAC issued 12,500 ordinary shares to Mr. Watkins on July 24, 2001. A quarter of these shares vested on July 24, 2002 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following July 24, 2002.

(8)	Under its 2001 Restricted Share Plan, New SAC issued 7,500 ordinary shares to Mr. Pope on July 24, 2001. A quarter of these shares vested on July 24, 2002 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following July 24, 2002.

(9)	Mr. Wickersham was appointed as our Chief Operating Officer effective in April 2004 and will continue in his role as Executive Vice President, Global Disc Storage Operations.

Option Grants in Fiscal Year 2004

The following table sets forth certain information concerning options to purchase our common shares that were granted to the named executive officers between June 27, 2003 and July 2, 2004.

Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
					5% ($)	10% ($)
Stephen J. Luczo	—	—	—	—	—	—
William D. Watkins	—	—	—	—	—	—
Charles C. Pope	1,000,000	23.25%	$21.42	8/6/2013	$13,470,923	$34,137,963
David A. Wickersham	—	—	—	—	—	—
Brian S. Dexheimer	—	—	—	—	—	—

(1)	No options were granted to the named executive officers during fiscal year 2004 other than the grant of options to purchase 1,000,000 of our common shares to Mr. Pope on August 6, 2003. Of these options, 200,000 vested on August 6, 2004 and the remaining 800,000 options vest proportionately over the 48 months commencing September 6, 2004.

(2)

On the date of grant, our Board of Directors determined the fair market value of one of our common shares as determined pursuant to our 2001 Share Option Plan under which such options are granted. Generally, the fair market value is equal to the mean of the high and low selling prices of one of our common shares as reported on the date of determination on the New York Stock Exchange.

(3)	Potential gains are net of exercise price but before taxes associated with exercise. These amounts represent certain assumed rates for appreciation only, based on SEC rules, and do not represent Seagate Technology’s estimate or projection of the price of Seagate Technology’s common shares in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the common shares and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.

Aggregate Option Exercises in Fiscal Year 2004 and Option Values as at Fiscal Year-End 2004

The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the named executive officers during the fiscal year ended July 2, 2004 and the number and aggregate dollar value of unexercised options held at the end of fiscal year 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Luczo	—	—	228,412	46,914	$2,718,103	$558,277
William D. Watkins	—	—	584,232	1,567,942	$6,952,361	$9,778,510
Charles C. Pope	—	—	195,649	1,040,765	$2,328,223	$485,104
David A. Wickersham	150,000	$3,066,625	591,060	788,505	$5,165,633	$4,246,191
Brian S. Dexheimer	215,652	$2,866,597	505,408	788,505	$4,356,524	$4,246,191

(1)	For all unexercised in-the-money options, the values are based upon the fair market value of common shares at July 2, 2004 of $14.20 per share, which was the average of the high and low trading price of our common shares on the New York Stock Exchange on that date.

Employment Agreements and Other Agreements

2001 Employment Agreements.    Each of Messrs. Watkins, Pope, Wickersham, Dexheimer and a number of other senior executives is party to an employment agreement with our indirect subsidiary, Seagate Technology (US) Holdings, Inc., entered into in February 2001 (the “2001 Employment Agreements”). Each of these agreements relates to the employment of the named executive officers on our behalf and has a three-year term that commenced on November 22, 2000, subject to automatic, successive one year renewals after that first term.

These executives are also entitled to participate in our employee benefits programs. These programs include health, life and disability insurance and retirement and fringe benefits.

Under the 2001 Employment Agreements, in the event an executive’s employment is terminated by us without cause or by the executive with good reason, as each term is defined in the employment agreements, the executive will receive, subject to compliance with the restrictive covenants described below, the following:

•	continued payment of base salary and target bonus; and

•	continued participation in our health, dental and life insurance programs,

for a specified period following the termination of his employment. Messrs. Watkins, Pope, Wickersham and Dexheimer will receive these severance benefits for one year following the termination of their employment.

Under the 2001 Employment Agreements, the executives are subject to customary confidentiality, nondisclosure, noncompete and nonsolicitation covenants during the term of employment and for the period in which the executive would receive severance in the event that the executive’s employment is terminated.

Amended and Restated Employment Agreement.    Mr. Luczo was also party to a 2001 Employment Agreement. However, as a result of Mr. Luczo’s resignation as our Chief Executive Officer, Seagate Technology (US) Holdings, Inc. has entered into an amended and restated employment agreement with Mr. Luczo dated as of July 3, 2004, which supersedes his previous employment agreement. Pursuant to his amended and restated employment agreement, Mr. Luczo is employed by us on an “at will” basis, and will receive an annual salary of $1. His employment may be terminated, or he may choose to leave, at any time and for any reason. Mr. Luczo is also entitled to participate in certain of our health and life insurance programs. Mr. Luczo is also subject to customary confidentiality, nondisclosure, noncompete and nonsolicitation covenants during the time he is employed by us and for a period of two years following the termination of his employment. Mr. Luczo will not receive any severance benefits under his amended and restated employment agreement, in the event his employment is terminated.

We list below a chart showing the named executives’ base salaries and target bonuses, set by the Compensation Committee for fiscal year 2005 if specified performance goals are met.

Executive	Base Salary	Target Bonus
William D. Watkins	$1,000,000	150% of Base Salary
Charles C. Pope	$700,000	125% of Base Salary
David A. Wickersham	$600,000	125% of Base Salary
Brian S. Dexheimer	$500,000	125% of Base Salary
Stephen J. Luczo	$1	—

An executive may elect to defer the payment of all or a portion of his bonus.

Restricted Share Agreements and Share Option Agreements.    Each of Messrs. Luczo, Watkins, Pope, Wickersham, Dexheimer and a number of other senior executives are party to Restricted Share Agreements with our controlling shareholder New SAC, and to Share Option Agreements with us. Under the terms of these agreements, in the event that an executive’s employment is terminated by us without cause or by the executive with good reason, as such terms are defined in the agreements, any unvested restricted shares of New SAC and any unvested options to acquire our shares will immediately vest in full and, in the case of options, become fully exercisable.

Management Retention Agreements.    We are party to management retention agreements with each of Messrs. Luczo, Watkins, Pope, Wickersham, Dexheimer and a number of other key executive officers. As of July 2, 2004, these management retention agreements provide that if the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change of control transaction, and if, as a result of such termination, severance benefits provided to the executive are subject to excise tax, Messrs. Luczo, Watkins, Pope, Wickersham and Dexheimer may receive a payment from us of up to that amount sufficient to pay such excise tax arising from payment of the severance benefits and an additional payment from us of up to an amount sufficient to pay the excise tax and federal and state income taxes arising from such initial excise tax payment.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2004 were Messrs. Bonderman, Davidson and Marquardt. Mr. Bonderman resigned as a director of Seagate Technology on April 29, 2004. Mr. Coulter was appointed to the Compensation Committee on the same date. None of these individuals were officers or employees of Seagate Technology or any of its subsidiaries, at any time during the fiscal year ended July 2, 2004, nor have any of these individuals ever been officers of Seagate Technology or any of its subsidiaries. No executive officers of Seagate Technology served on the compensation committee of any other entity, or as a director of an entity, that employs any of the members of the Compensation Committee during fiscal year 2004.

Mr. Davidson is a managing member of Silver Lake Partners, Messrs. Bonderman and Coulter are principals of Texas Pacific Group and Mr. Marquardt is a principal of August Capital. Silver Lake Partners, Texas Pacific Group and August Capital are members of our sponsor group and are parties to various agreements with Seagate Technology. These agreements are described in more detail under the heading “Certain Relationships and Related Transactions” on page 46.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of Seagate Technology’s existing equity compensation plans, the number of common shares issuable upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of the outstanding options, warrants and rights and the number of common shares remaining available for issuance under such plans as of the end of fiscal year 2004.

	(a)		(b)	(c)
Equity Compensation Plan	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Plans Approved by Shareholders:	62,853,998	(1)	$6.47 per share(2)	24,034,444	(3)

Plans Not Approved by Shareholders:	—		—	—

Total	62,853,998		$6.47 per share	24,034,444

(1)	This number includes 60,369,893 common shares that were subject to issuance upon the exercise of stock options granted under our 2001 Share Option Plan, and 2,484,105 common shares that were purchased under our Employee Stock Purchase Plan (the “ESPP”) on July 30, 2004, the purchase date for the purchase period that was in progress as of July 2, 2004. A maximum of 2,500,000 common shares were available for purchase under our ESPP in that purchase period.

(2)	This value is calculated based only on the exercise price of options outstanding under the 2001 Share Option Plan. The exercise price for the rights awarded under the ESPP in the purchase period in progress on July 2, 2004 could not be determined as of July 2, 2004. On July 30, 2004, the purchase date for that purchase period, the weighted average exercise price for the common shares issued upon the exercise of outstanding rights pursuant to the ESPP was $9.75 per share.

(3)	This number includes 9,014,310 common shares available for future issuance under our 2001 Share Option Plan and at least 15,020,134 common shares available for issuance under our ESPP. As described in Proposal 2, the Board of Directors is proposing that shareholders approve the Seagate Technology 2004 Stock Compensation Plan. If Proposal 2 is approved by shareholders, the 2004 Stock Compensation Plan will become effective and 27,500,000 of our common shares will be available for future issuance under that plan, in addition to those shares available for future issuance under the 2001 Share Option Plan. In this event, a total of 51,534,444 of our common shares will be available for issuance under our equity compensation plans. In addition, the ESPP provides for automatic annual increases in the number of common shares reserved for issuance under the ESPP at the start of each of our fiscal years equal to the lesser of (1) 2,500,000 shares, (2) one half of one percent (0.5%) of the shares outstanding on the last day of the immediately preceding fiscal year, or (3) a lesser amount as determined by the Board of Directors.

PERFORMANCE GRAPH

The performance graph below shows the cumulative total shareholder return on our common shares for the period starting on December 11, 2002, which was the initial trading date of the common shares, to July 2, 2004. This is compared with the cumulative total return of the Dow Jones US Computers Index and the Standard & Poor’s 500 Stock Index over the same period. The graph assumes that on December 11, 2002, $100 was invested in our common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. Dollar amounts in the graph are rounded to the nearest whole dollar. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Comparison of Cumulative Total Return(1)(2)

(1)	The graph is based on the closing price per common share of $11.50 on December 11, 2002, the initial trading date of the common shares.

(2)	Seagate Technology operates on a 52 or 53 week fiscal year which ends on the Friday closest to June 30. Accordingly, the last trading day of the company’s fiscal year may vary. Fiscal year 2003 was 52 weeks long and ended on June 27, 2003. Fiscal year 2004 was 53 weeks long and ended on July 2, 2004.

	12/11/02	12/27/02	3/28/03	6/27/03	10/3/03	1/2/04	4/2/04	7/2/04
Seagate Technology	$100	$88.09	$90.32	$159.03	$242.93	$169.53	$141.93	$125.81
S & P 500	$100	$95.74	$98.51	$113.19	$122.18	$126.26	$129.19	$120.26
Dow Jones US Computers	$100	$96.90	$96.02	$109.03	$115.52	$124.93	$129.20	$127.88

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our outstanding common shares on August 27, 2004 by (1) each person who is known by us to own beneficially more than 5% of our outstanding voting power, (2) each director and named executive officer, and (3) all of our directors and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after August 27, 2004. For purposes of computing the percentage of outstanding common shares held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days after August 27, 2004, are deemed to be outstanding but are not included as outstanding for the purpose of computing the percentage ownership of any other person.

As of August 27, 2004, affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment partnerships affiliated with Goldman Sachs & Co. indirectly own 19.4%, 13.5%, 7.0%, 4.0%, and 1.3%, respectively, of our outstanding common shares through their ownership of New SAC. Certain members of our management indirectly own, in the aggregate, 9.8% of our outstanding common shares through their ownership of New SAC. The sponsor group’s and managements’ ownership of New SAC is the subject of a shareholders agreement and other arrangements that result in the sponsors acting as a group with respect to all matters submitted to our shareholders.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
5% Holders:
New SAC c/o M&C Corporate Services Limited P.O. Box 309GT Ugland House South Church Street George Town, Grand Cayman Cayman Islands	282,500,000	(2)	61.0%

Affiliates of Silver Lake Partners, L.P. c/o Silver Lake Partners, L.P. 2725 Sand Hill Road, Suite 150 Menlo Park, California 94025	282,500,000	(3)	61.0%

TPG SAC Advisors III Corp. c/o Texas Pacific Group 301 Commerce Street—Suite 3300 Fort Worth, Texas 76102	282,500,000	(4)	61.0%

Affiliates of August Capital III, L.P. 2480 Sand Hill Road—Suite 101 Menlo Park, California 94025	282,500,000	(5)	61.0%

Capital Group International, Inc. 333 South Hope Street, 55th Floor Los Angeles, California 90071	40,694,016	(6)	8.8%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	32,606,940	(7)	7.0%

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Directors and named executive officers:
William D. Watkins(8)	639,818	(9)	*
Charles C. Pope(8)	616,979	(10)	*
David A. Wickersham(8)	704,630	(11)	*
Brian S. Dexheimer(8)	700,202	(12)	*
Stephen J. Luczo(8)	441,910	(13)	*
William W. Bradley(8)	31,249	(14)	*
James G. Coulter(15)	—	(16)	—
James A. Davidson(17)	—	(18)	—
Glenn H. Hutchins(17)	—	(19)	—
Donald E. Kiernan(8)	35,416	(20)	*
David F. Marquardt(21)	—	(22)	—
Lydia M. Marshall(8)	—	(23)	—
Gregorio Reyes(8)	—	(24)	—
John W. Thompson(8)	—	(25)	—
Edward J. Zander(8)	47,916	(26)	*
All directors, director nominees and executive officers as a group (22 persons)	5,590,210	(27)	1.2%

*	Less than 1% of Seagate Technology’s common shares outstanding.

(1)	Percentage of class beneficially owned is based on 462,944,029 common shares outstanding as of August 27, 2004, together with applicable options to purchase common shares for each shareholder exercisable on August 27, 2004 or within 60 days thereafter. Each common share is entitled to one vote. We have determined beneficial ownership in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to shares subject to applicable community property laws. Common shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after August 27, 2004 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Messrs. Coulter, Davidson, Hutchins, Luczo, Marquardt, and Watkins, in their capacities as directors of New SAC, may be deemed to have shared voting or dispositive power over the 282,500,000 common shares held by New SAC. Each of them, however, disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(3)	Includes the 282,500,000 common shares beneficially owned by New SAC, over which affiliates of Silver Lake Partners, L.P. may be deemed, as a result of their ownership of 31.8% of New SAC’s total outstanding shares, to have shared voting or dispositive power. The affiliates of Silver Lake Partners, L.P., however, disclaim this beneficial ownership, except to the extent of any pecuniary interest therein. The affiliates of Silver Lake Partners, L.P. are Silver Lake Partners Cayman, L.P., Silver Lake Investors Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. and the sole general partner of each of Silver Lake Technology Associates Cayman, L.P., and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP LTD. The shareholders of Silver Lake (Offshore) AIV GP LTD are James A. Davidson, Glenn H. Hutchins, David J. Roux, Integral Capital Partners SLP, LLC and Alan Austin. All persons identified above disclaim beneficial ownership of those shares, except to the extent of any pecuniary interest therein.

(4)

Includes the 282,500,000 common shares beneficially owned by New SAC. The shareholders of TPG SAC Advisors III Corp. may be deemed to have shared voting or dispositive power over those shares. TPG SAC Advisors III Corp. is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns approximately 22.1% of New SAC’s total outstanding shares. The shareholders of TPG SAC Advisors III Corp. are James G. Coulter, David Bonderman, William S. Price, Justin Chang and John Marren. Each of them, however, disclaims beneficial ownership of those shares, except to the extent of any pecuniary interest therein.

(5)	Includes the 282,500,000 common shares beneficially owned by New SAC. The members of August Capital Management III, L.L.C. may be deemed to have shared voting or dispositive power of those shares. August Capital Management III, L.L.C. is the general partner of August Capital III, L.P., which, together with its affiliates, owns approximately 11.4% of New SAC’s outstanding shares. The members of August Capital Management III, L.L.C. are Andrew S. Rapaport, John Johnston, David F. Marquardt and Andrew Anker. Each of them, however, disclaims beneficial ownership of those shares, except to the extent of any pecuniary interest therein.

(6)	Based solely on information reported by Capital Group International Inc.’s subsidiaries (together “CGII”) on Forms 13F filed with the SEC on August 13, 2004 for the quarter ended June 30, 2004. CGII has shared investment power with respect to all of such shares, sole voting authority with respect to 38,279,216 shares, shared voting authority with respect to none of such shares and no voting authority with respect to 2,414,800 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in CGII’s Forms 13F.

(7)	Based solely on information reported by FMR Corp. (“FMR”) on a Form 13F filed with the SEC on August 16, 2004 for the quarter ended June 30, 2004. FMR has shared investment power with respect to all of such shares, sole voting authority with respect to 1,697,470 shares, shared voting power over none of the shares and no voting authority with respect to 30,909,470 shares The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FMR’s Form 13F.

(8)	The business address of each of these individuals is our office at 920 Disc Drive, Scotts Valley, California 95066.

(9)	Includes 638,579 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004. Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Watkins may be deemed, in his capacity as a director and the chief operating officer of New SAC, to have shared voting or dispositive power. Mr. Watkins disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. Mr. Watkins owns 179,132 ordinary shares of New SAC, which represents approximately 1.6% of New SAC’s total outstanding shares.

(10)	Includes 616,479 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004, including 30,978 common shares subject to options that are currently exercisable held by the Christopher Charles Pope Trust – 2002, 30,978 common shares subject to options that are currently exercisable held by the Heidi Rachelle Pope Trust – 2002, 30,978 common shares subject to options that are currently exercisable held by the Heather Gloria Pope Trust – 2002, 30,978 common shares subject to options that are currently exercisable held by the Holly Anne Pope – 2002 Trust and 30,978 common shares subject to options that are currently exercisable held by the Curtis Dean Pope Trust – 2002.

(11)	Includes 701,854 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004.

(12)	Includes 616,202 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004, including 18,500 common shares subject to options that are currently exercisable held by the Dexheimer Generation Skipping Trust and 20,000 common shares subject to options that are currently exercisable held by the Dexheimer Grantor Retained Annuity Trust. Mr. Dexheimer disclaims beneficial ownership of the 18,500 common shares subject to options that are held by the Dexheimer Generation Skipping Trust.

(13)	Includes 265,938 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004, including 59,880 common shares subject to options that are currently exercisable held by the Luczo 2002 Perpetual Family Trust. Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Luczo may be deemed, in his capacity as a director and the chief executive officer of New SAC, to have shared voting or dispositive power. Mr. Luczo disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. Mr. Luczo owns 556,904 ordinary shares of New SAC, which represents approximately 4.9% of New SAC’s total outstanding shares.

(14)	Includes 31,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004.

(15)	Mr. Coulter is a shareholder of TPG SAC Advisors III Corp., which is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns shares of New SAC. Mr. Coulter is also a shareholder of each of TPG Advisors III, Inc. and T3 Advisors, Inc., each of which controls the investment funds that are the limited partners of SAC Investments, L.P. In addition, James G. Coulter, David Bonderman, Justin T. Chang, John W. Marren and William S. Price are principals of Texas Pacific Group and are shareholders of TPG SAC Advisors III Corp. As a result of the above, each of these individuals may be deemed to share beneficial ownership of the shares owned by SAC Investments, L.P. Each of them disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. The business address of each of these individuals is c/o TPG SAC Advisors III Corp. at the address listed in the table.

(16)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Coulter may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Coulter disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(17)	Messrs. Davidson and Hutchins are (a) shareholders and directors of Silver Lake (Offshore) AIV GP LTD, which is the sole general partner of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. Silver Lake Technology Associates Cayman, L.P. is the sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P., which we refer to as the Silver Lake funds, which together with Silver Lake Technology Investors Cayman, L.P. own shares of New SAC and (b) limited partners of Silver Lake Technology Associates Cayman, L.P. Mr. Hutchins is also a limited partner of Silver Lake Technology Investors Cayman, L.P. In addition, Messrs. Davidson and Hutchins are founders and managing members of Silver Lake Partners, L.P., an affiliate of each of the Silver Lake funds. As a result of the above, Messrs. Davidson and Hutchins may be deemed to share beneficial ownership of the shares owned by the Silver Lake funds. Each of them disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. The business address of each of these individuals is c/o Silver Lake Partners, L.P. at the address listed in the table.

(18)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Davidson may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Davidson disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(19)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Hutchins may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Hutchins disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(20)	Includes 35,416 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004.

(21)	Mr. Marquardt is an Investment Member of August Capital Management III, L.L.C., which is the general partner of each of August Capital III, L.P., August Capital Strategic Partners III, L.P. and August

Capital III Founders Fund, L.P. As a result, he may be deemed to share beneficial ownership of these entities’ ownership of shares of New SAC. He disclaims this beneficial ownership, except to the extent of any pecuniary interest therein. The business address of Mr. Marquardt is c/o August Capital Management, L.L.C. at the address listed in the table.

(22)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Marquardt may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Marquardt disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

(23)	In connection with her appointment to our Board of Directors, Ms. Marshall was granted options to purchase 100,000 of our common shares at an exercise price of $12.76 per share. A quarter of the option shares will vest on April 29, 2005. The remaining option shares will vest proportionally each month over the 36 months following April 29, 2005.

(24)	In connection with his appointment to our Board of Directors, Mr. Reyes was granted options to purchase 100,000 of our common shares at an exercise price of $12.65 per share. A quarter of the option shares will vest on April 23, 2005. The remaining option shares will vest proportionally each month over the 36 months following April 23, 2005.

(25)	Mr. Thompson directly owns 10,000 ordinary shares of New SAC which he purchased for cash. In addition, Mr. Thompson was issued 1,000 ordinary shares of New SAC on March 21, 2001 and an additional 2,000 ordinary shares of New SAC on July 24, 2001. These shares were issued under New SAC’s 2001 Restricted Share Plan and vest proportionately each month over the 48 months following November 22, 2000.

(26)	Includes 47,916 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004. Mr. Zander will resign from our Board of Directors at the 2004 Annual General Meeting and will not be standing for re-election.

(27)	Includes 4,968,667 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 27, 2004, including 484,953 common shares subject to options that are currently exercisable which are held by various family trusts established by certain of the executive officers. Mr. Dexheimer disclaims beneficial ownership of the 18,500 common shares subject to options that are held by the Dexheimer Generation Skipping Trust. Does not include the 282,500,000 common shares beneficially owned by New SAC, over which each of Messrs. Coulter, Davidson, Hutchins, Luczo, Marquardt and Watkins may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Each of these directors disclaims this beneficial ownership, except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

New SAC Shareholders Agreement

We are the successor to the rigid disc drive and storage area networks divisions of Seagate Delaware, which were acquired in a series of transactions by our controlling shareholder, New SAC, in November 2000. We refer to these transactions as the “November 2000 transactions”.

As of the date of the closing of the November 2000 transactions, our controlling shareholder, New SAC, entered into a shareholders agreement with our sponsor group and specified members of our management (the “management group”), which results in the sponsors and the management group acting as a group with respect to all matters submitted to our shareholders. The New SAC shareholders agreement will terminate in the event that 50% or more of New SAC’s shares are sold or distributed to the public or are actively traded on a national securities exchange.

Corporate Governance.    New SAC’s board of directors consists of nine members, three of whom are designated by Silver Lake Partners, two of whom are designated by Texas Pacific Group, one of whom is an executive officer of New SAC whose appointment is reasonably acceptable to a majority of the directors, one of whom is an independent director proposed by Silver Lake Partners, approved by Texas Pacific Group and reasonably acceptable to a majority of the directors, one of whom is the chief executive officer of New SAC and one of whom is a director elected pursuant to the provisions of New SAC’s governing documents. There is currently one vacancy on New SAC’s board of directors. The consent of at least seven members of New SAC’s board of directors is required before New SAC may voluntarily commence a bankruptcy proceeding, enter into a material business combination, sell a material amount of assets, enter into a material transaction with a member of our sponsor group or any of its affiliates, authorize, issue or sell equity securities or options or warrants to purchase equity securities, pay dividends or redeem equity securities or amend its memorandum and articles of association. Accordingly, our ability to engage in some transactions requiring shareholder approval will effectively be limited without the consent of specified members of our sponsor group. In addition, the consent of eight directors is required to increase or decrease the size of New SAC’s board, and the consent of seven directors is required for the exercise of the drag-along rights described below, and the consent of at least five directors, with no management directors participating, is required to terminate the chief executive officer of New SAC or appoint a replacement for that position.

Preemptive Rights.    The parties to the New SAC shareholders agreement have preemptive rights allowing them to acquire for cash, in proportion to their respective shareholdings in New SAC, additional securities proposed to be issued and sold by New SAC, excluding shares issued upon the exercise of outstanding options granted under employee benefit plans or similar arrangements. If a shareholder fails to exercise its preemptive rights, New SAC has the right to sell these additional securities.

Transfer Restrictions; Tag-Along Rights; Drag-Along Rights.    No party to the New SAC shareholders agreement was permitted to sell, transfer or otherwise dispose of any of New SAC’s shares until the earlier of November 22, 2003 or 180 days after an initial public offering of New SAC, without the prior consent of both Silver Lake Partners and Texas Pacific Group, subject to customary exceptions. Since November 22, 2003, each shareholder party to the agreement has a right of first offer to acquire any New SAC shares that another shareholder party to the New SAC shareholders agreement proposes to sell or otherwise transfer, and any third-party buyer will be subject to approval of New SAC’s board of directors, excluding those directors affiliated with the transferring shareholder. In addition, each shareholder party to the New SAC shareholders agreement and each member of the management group has customary tag-along rights, which are the rights to include its shares, on the same terms and conditions, in any sale by a shareholder party to the agreement to a third party, on a proportional basis based on relative ownership levels at that time. Since November 22, 2003, any shareholders party to the New SAC shareholders agreement holding a majority of the outstanding shares of New SAC also have drag-along rights, meaning that if such shareholder or shareholders receive an offer from a third party to purchase a majority of New SAC’s outstanding shares or enter into a business combination, such shareholder or shareholders will have the right to cause New SAC’s other shareholders to join in the sale or business combination on the same terms and conditions.

Registration Rights.    Subject to specified limitations, New SAC agreed in the New SAC shareholders agreement to include its shares owned by the shareholders party to the New SAC shareholders agreement, on a proportional basis, in any public offering, other than the initial public offering of its shares, by granting all shareholders party to the agreement unlimited piggyback registration rights, shareholders holding at least 20% of New SAC’s outstanding shares three demand registrations, and any single shareholder holding at least 10% of New SAC’s outstanding shares one demand registration right with respect to that shareholder. In addition, subject to certain conditions, all shareholders party to the New SAC shareholders agreement have an unlimited number of registration rights on Form S-3. New SAC has agreed to pay all registration expenses relating to these registrations and to indemnify the selling shareholders.

Distribution Upon Initial Public Offering of Certain Subsidiaries; New Shareholders Agreement.    At any time 190 days after the initial public offering of the shares of designated subsidiaries of New SAC, excluding us, Silver Lake Partners or Texas Pacific Group, or both, can require that New SAC distribute to its shareholders who are parties to the New SAC shareholders agreement the remaining shares of the newly public subsidiary held by New SAC. Under the terms of the New SAC shareholders agreement, upon the distribution of a newly public subsidiary’s shares pursuant to this provision, the newly public subsidiary is required to enter into a new agreement with the shareholders of New SAC who are parties to the New SAC shareholders agreement, on substantially the same terms as the New SAC shareholders agreement. Although this provision would have allowed Silver Lake Partners or Texas Pacific Group, or both, to cause a distribution of our common shares held by New SAC at any time after June 21, 2003, in connection with our initial public offering, Silver Lake Partners and Texas Pacific Group agreed not to exercise this right in the future. Instead, members of our sponsor group have entered into a new agreement, the material terms of which are summarized below. See “—Seagate Technology Shareholders Agreement”.

Seagate Technology Shareholders Agreement

The Seagate Technology Shareholders Agreement, to which New SAC, members of our sponsor group and certain members of our management, among others, are party, became effective upon the closing of our initial public offering on December 13, 2002 and was amended on April 23, 2004 and September 2, 2004. The principal terms of this agreement are summarized below. Except as discussed below, this agreement, as amended, will terminate on the date on which New SAC owns 50% or less of our issued and outstanding shares.

Corporate Governance.    The Seagate Technology Shareholders Agreement gives Silver Lake Partners the right to designate two of our directors and Texas Pacific Group the right to designate one of our directors. The remaining directors must be nominated by our Nominating and Corporate Governance Committee and approved by a majority of the directors present at a duly convened meeting of the Board of Directors or by the unanimous written consent of the directors. The consent of at least seven members of our Board of Directors will be required before we may voluntarily commence a bankruptcy proceeding, enter into a business combination with any entity with consolidated assets that exceed 15% of our consolidated assets, sell assets in excess of 15% of our consolidated assets, authorize, issue or sell our equity securities or options or warrants to purchase our equity securities in excess of 15% of our outstanding shares, pay dividends in excess of 15% of our net income in the prior fiscal year (provided that such consent is not required to declare and pay our regular quarterly dividend of up to $0.06 per share), redeem equity securities in excess of 5% of our shareholders’ equity or amend our memorandum and articles of association. Accordingly, members of our sponsor group, acting together, may limit our ability to engage in transactions requiring shareholder approval or the approval of our Board of Directors. In addition, the consent of at least ten directors is required to increase or decrease the size of our Board of Directors, and the consent of at least seven directors, other than the Chief Executive Officer and the other management director participating, is required to terminate our Chief Executive Officer or appoint a replacement for that position. Notwithstanding these provisions, the parties to the Seagate Technology Shareholders Agreement have agreed that the composition and operation of our Board of Directors will be revised as necessary to permit us to comply with applicable law and the rules of the New York Stock Exchange. The provisions relating to the composition and operation of our Board of Directors will terminate on the date on which New SAC owns 50% or less of our issued and outstanding shares.

Transfer Restrictions; Tag-Along Rights.    Prior to June 14, 2004, New SAC was not permitted to transfer any of our shares without the prior consent of Silver Lake Partners, Texas Pacific Group and our Chief Executive Officer. In addition, without the consent of Silver Lake Partners and Texas Pacific Group, prior to June 14, 2004 none of Stephen J. Luczo, our Chairman and former Chief Executive Officer, William D. Watkins, our President and Chief Executive Officer, or Charles C. Pope, our Chief Financial Officer could transfer any of our shares that they acquire through the exercise of employee stock options (other than the same day sales of such number of shares which generates net sales proceeds equal to the exercise price and tax obligations generated by such exercise). Between June 14, 2004 and December 14, 2006, New SAC will distribute all or part of our shares held by New SAC to the New SAC shareholders upon the request of either Silver Lake Partners or Texas Pacific Group. After December 14, 2006, any member of our sponsor group may request that New SAC distribute all of our shares that it continues to hold, if any, to New SAC’s shareholders. In no event will New SAC make more than one distribution in any three-month period. Each of Silver Lake Partners, Texas Pacific Group, August Capital and Integral Capital Partners have customary tag-along rights with respect to any transfer by Silver Lake Partners, Texas Pacific Group or August Capital of shares representing 3% of our outstanding common shares.

Registration Rights.    Subject to specified limitations, we have agreed to include any of our common shares owned by New SAC or any shareholder of New SAC, on a proportional basis, in any public offering of our common shares that takes place after June 12, 2003, by granting these persons unlimited piggyback registration rights, granting New SAC six demand registrations, granting each of Silver Lake Partners and Texas Pacific Group three demand registrations and granting August Capital one demand registration. In addition, after June 14, 2004, if our shares are held by New SAC, any of Silver Lake Partners, Texas Pacific Group or August Capital may exercise their demand rights by requiring that New SAC register any of our shares held by it.

On July 20, 2004, we filed a registration statement on Form S-3 with respect to 60 million of our common shares owned by New SAC, pursuant to New SAC’s exercise of its demand registration rights under the Seagate Technology Shareholders Agreement. After the sale of the common shares covered by that registration statement, it is expected that affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment partnerships affiliated with Goldman, Sachs & Co. will indirectly own approximately 15.3%, 10.6%, 5.5%, 3.2% and 1.1%, respectively, of our outstanding common shares through their ownership of New SAC (based on the number of our common shares outstanding as of August 27, 2004).

Consulting and Financial Service Fees

We reimburse Silver Lake Partners for the fees and expenses incurred by them in providing us with specific consulting and financial services that we request of them from time to time. During fiscal year 2004 no such reimbursements were required to be made. Silver Lake Partners owns shares of New SAC representing approximately 31.8% of New SAC’s total outstanding ordinary shares, and two of New SAC’s board of directors (Messrs. Davidson and Hutchins) and two members of our Board of Directors (Messrs. Davidson and Hutchins) are principals of Silver Lake Partners. Texas Pacific Group owns shares of New SAC representing approximately 22.1% of New SAC’s total outstanding ordinary shares, and one of New SAC’s and our board members (Mr. Coulter) is a principal of Texas Pacific Group. August Capital owns shares of New SAC representing approximately 11.4% of New SAC’s total outstanding ordinary shares, and one of New SAC’s and our board members (Mr. Marquardt) is a co-founder of August Capital.

Indemnification Agreement and Reimbursement Agreement

As part of the November 2000 transactions, at the same time that New SAC acquired the operating subsidiaries of Seagate Delaware, Seagate Delaware and VERITAS Software Corporation entered into an agreement and plan of merger and reorganization, under which VERITAS agreed to acquire the remainder of Seagate Delaware. In connection with this transaction, on March 29, 2000, New SAC entered into an indemnification agreement with Seagate Delaware and VERITAS. Under the indemnification agreement, New SAC and its subsidiaries jointly and severally agreed to indemnify Seagate Delaware and VERITAS and their affiliates from and against specified losses relating to taxes and other liabilities incurred as a result of the ownership and operation by Seagate Delaware and its predecessors or affiliates, other than VERITAS and its subsidiaries, of their businesses, properties and assets prior to, and certain conduct by New SAC and its affiliates after, the closing of the November 2000 transactions. In addition, Seagate Delaware, VERITAS and their affiliates jointly and severally agreed to indemnify New SAC and its subsidiaries from and against specified losses relating to taxes and other liabilities incurred as a result of their ownership and operation of their businesses, properties and assets prior to, and certain conduct by them after, the closing of the November 2000 transactions.

On the closing of the November 2000 transactions, VERITAS deposited $150 million of cash into an escrow account, which could be applied by New SAC to satisfy certain tax liabilities that were assumed by New SAC as part of the November 2000 transactions that relate to and for which New SAC would become liable, if at all, on completion of the tax audits of Seagate Delaware for those taxable periods beginning on or after July 1, 1999 and ending on or before the closing of the November 2000 transactions. To the extent that any part of the $150 million were not utilized to satisfy these tax liabilities, it would be required to be paid out to the former Seagate Delaware stockholders.

In July 2002, we and those of our affiliates that were parties to the indemnification agreement entered into a reimbursement agreement for the purpose of allocating the respective liabilities and obligations under the indemnification agreement. Under the reimbursement agreement, if we and our affiliates became obligated to indemnify Seagate Delaware, VERITAS or any of their affiliates for tax liabilities under the indemnification agreement, Seagate Technology HDD Holdings (one of our subsidiaries) would be responsible for the first $125 million of the tax liabilities, and any amount exceeding $125 million would then be allocated among Seagate Technology HDD Holdings and certain of our affiliates on a pro rata basis, in accordance with the portion of the purchase price allocated to each entity in connection with the November 2000 transactions. For indemnification obligations other than tax liabilities under the indemnification agreement, the responsible entity would reimburse any entity that satisfied the obligation on its behalf to the extent that the claim is attributable to the responsible entity.

Transactions With Our Affiliates

Tax Allocation Agreement.    Our U.S. subsidiaries are or were included in certain U.S. state unitary and combined returns with Certance (US) Holdings, an indirect subsidiary of New SAC and one of our affiliates, and with Crystal Decisions, Inc., which was an indirect subsidiary of New SAC, and one of our affiliates, until its sale to a third party in December 2003. We entered into a state tax allocation agreement with these two entities effective as of November 23, 2000. Under the terms of the state tax allocation agreement, each company computes hypothetical tax returns (with certain modifications) as if the company was not included in combined returns with the other New SAC affiliates. Each company must pay the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to carrybacks, then the other New SAC affiliates will pay the company the amount of such refunds within 30 days of the close of the fiscal year the New SAC affiliate otherwise would have been able to utilize the net operating losses or tax credits on a separate return filing basis. As of September 3, 2004, there were no tax related amounts owed to or due from any New SAC affiliates.

Supply Agreement with Xiotech Corporation.    On November 4, 2002, we sold Xiotech, one of our indirect subsidiaries, to New SAC. New SAC in turn sold 51% of Xiotech to a third party in a transaction in which Xiotech also sold newly issued shares to this third party. As a result, New SAC has retained an interest of less than 20% of Xiotech.

In connection with our sale of Xiotech, we entered into a supply agreement with Xiotech dated November 4, 2002 and amended on June 15, 2004, under which Xiotech may purchase rigid disc drives from us, and, as a result, we are one of Xiotech’s largest suppliers. In fiscal year 2004, Xiotech made an aggregate of approximately $8 million in purchases from us. Based upon current and expected purchasing volumes, we expect to continue to be a significant supplier to Xiotech. We are a guarantor on the real estate lease of Xiotech’s corporate headquarters, which has annual rental payments of approximately $1.4 million and expires in April 2007. Xiotech also reimburses us for the cost (approximately $425,000 per year) of renting certain facilities used by them pursuant to a lease agreement which expires in June 2006.

Rebranding of Certance Holdings.    In October 2002, we entered into an agreement with Seagate Removable Storage Solutions Holdings, now known as Certance Holdings, a direct subsidiary of New SAC, pursuant to which it and its subsidiaries agreed to discontinue their use of the Seagate brand and logo. In exchange, we agreed to reimburse Certance Holdings and its subsidiaries for up to $1.5 million of out-of-pocket costs incurred in the course of rebranding their business. In fiscal year 2004 we reimbursed Certance Holdings for approximately $585,000 of such expenses.

Transactions Involving Our Management

Brian S. Dexheimer, who is one of our executive vice presidents, borrowed $500,000 from our indirect subsidiary, Seagate Technology LLC, pursuant to a promissory note dated October 10, 2000. The principal of, and the accrued but unpaid interest on, this note will be due and payable on October 10, 2005. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. Dexheimer remains employed by Seagate Technology LLC. Additionally, $83,333 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as Mr. Dexheimer remains employed by Seagate Technology LLC. In the event that Mr. Dexheimer voluntarily resigns or is terminated for cause before October 10, 2005, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. Dexheimer is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal amount of the note will be due and payable on October 10, 2005 and all interest will be forgiven. The maximum aggregate amount outstanding under this loan during fiscal year 2004 was $450,000. As of September 3, 2004, $333,334 of the principal amount of this loan was outstanding.

Patrick J. O’Malley III, who is one of our senior vice presidents, borrowed $500,000 from Seagate Technology LLC pursuant to a promissory note dated October 10, 2000. The principal of, and the accrued but unpaid interest on, this note will be due and payable on October 10, 2005. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. O’Malley remains employed by Seagate Technology LLC. Additionally, $83,333 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as he remains employed by Seagate Technology LLC. In the event that Mr. O’Malley voluntarily resigns or is terminated for cause before October 10, 2005, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. O’Malley is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal of the note will be due and payable on October 10, 2005, and all interest will be forgiven. The maximum aggregate amount outstanding under this loan during fiscal year 2004 was $450,000. As of September 3, 2004, $333,334 of the principal amount of this loan was outstanding.

Jeremy Tennenbaum, a former executive vice president of ours, borrowed $1.2 million from Seagate Technology LLC pursuant to a promissory note dated February 12, 2001. The maximum aggregate amount outstanding under this loan during fiscal year 2004 was $1,080,000. Effective August 13, 2004, Mr. Tennenbaum was terminated as a result of a reduction in workforce initiated by Seagate Technology LLC. Pursuant to the terms of the note, the outstanding principal balance of $0.8 million will be due and payable on February 16, 2006, and all interest due on the note, which was accruing at a rate of 8% per year, has been forgiven.

Patrick Waite, a son of Donald L. Waite, our former Chief Administrative Officer, was employed by us as a Vice President of Finance until his resignation on February 20, 2004. His compensation for fiscal year 2004, up to the date of his resignation, was $120,582.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC require Seagate Technology’s directors and officers, and any person who beneficially owns more than ten percent of Seagate Technology’s common shares, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish Seagate Technology with copies of all Section 16(a) forms that they file.

Based solely on its review of copies of such reports furnished to Seagate Technology, the absence of a Form 3 or Form 5 or written representations that no Form 5 was required, Seagate Technology believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of Seagate Technology’s common shares during the fiscal year ended July 2, 2004 were satisfied, with one exception. One Form 4, covering one transaction in October 2003, was inadvertently filed late for Mark Kryder, one of our senior vice presidents.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Seagate Technology’s 2005 annual general meeting of Shareholders is expected to occur in October 2005. In accordance with the rules established by the Securities and Exchange Commission, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by Seagate Technology no later than June 6, 2005. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the Securities and Exchange Commission.

If Proposal 4 is approved, any shareholder of record wishing to nominate a candidate to become a member of our Board of Directors, will be required to comply with the procedures for nominating directors set forth in the Third Amended and Restated Memorandum and Articles of Association. These procedures require that written notice of such nomination be received by Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, Secretary no earlier than May 7, 2005 and no later than June 6, 2005. The shareholder’s notice must set forth:

•	as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the shareholder giving the notice (i) the name and address of such shareholder, as it appears on the Register of Members, (ii) the number of shares that are owned by such shareholder, (iii) a representation that the shareholder is a holder of record of common shares entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder, intends, or is part of a group that intends, (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Seagate Technology’s outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

If a shareholder wishes to bring business before the 2005 annual general meeting that is not the subject of a proposal timely submitted, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate Technology’s General Counsel at the address specified above, no later than August 20, 2005. If a shareholder fails to comply with the forgoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2005 annual general meeting.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by Seagate Technology under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee”, “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

ANNUAL REPORT

A copy of our combined annual report to shareholders and annual report on Form 10-K (excluding exhibits) for the fiscal year ended July 2, 2004 accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology, 920 Disc Drive, Mail Stop SV01D4, Scotts Valley, California 95066, or upon calling (831) 439-5337.

By Order of the Board of Directors,

William L. Hudson

Executive Vice President, General Counsel and

Corporate Secretary

October 4, 2004

Appendix A

SEAGATE TECHNOLOGY

2004 STOCK COMPENSATION PLAN

Adopted by Board on August 5, 2004

Approved by Stockholders on October 28, 2004

Termination Date: October 28, 2014

I.    PURPOSES.

1.1.	Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

1.2.	Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards including, but not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Bonuses, (iv) Restricted Stock Purchase Rights, (v) Stock Appreciation Rights, (vi) Phantom Stock Units, (vii) Restricted Stock Units, (viii) Performance Share Bonuses, and (ix) Performance Share Units.

1.3.	General Purpose. The Company, by means of this new Plan, which is intended to replace the Company’s 2001 Stock Option Plan (“Predecessor Plan”), seeks to provide incentives for the group of persons eligible to receive Stock Awards to align their long-term interests with those of the Company’s shareholders and to perform in a manner individually and collectively that enhances the success of the Company and its Affiliates. Stock Awards granted under the Predecessor Plan shall continue to be governed by the terms of the Predecessor Plan in effect on the date of grant of such award.

II.    DEFINITIONS.

2.1.	“Affiliate” means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

2.2.	“Beneficial Owner” means the definition given in Rule 13d-3 promulgated under the Exchange Act.

2.3.	“Board” means the Board of Directors of the Company.

2.4.	“Change of Control” means the occurrence of any of the following events:

(i)	The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than to Silver Lake Partners and its affiliates, Texas Pacific Group and its affiliates, or any group controlled by one or more of the foregoing), that will continue the business of the Company in the future;

(ii)

A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the

Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation;

(iii)	Any person or group (other than Silver Lake Partners and its affiliates, Texas Pacific Group and its affiliates, or any group controlled by one or more of the foregoing) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise) and the representatives of Silver Lake Partners and its affiliates, Texas Pacific Group and its affiliates, or any group in which any of the foregoing is a member, individually or in the aggregate, cease to have the ability to elect a majority of the Board (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group);

(iv)	During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v)	A dissolution or liquidation of the Company.

2.5.	“Code” means the Internal Revenue Code of 1986, as amended.

2.6.	“Committee” means a committee of one or more members of the Board (or other individuals who are not members of the Board to the extent allowed by law) appointed by the Board in accordance with Section 3.3 of the Plan.

2.7.	“Common Stock” means the common shares of the Company.

2.8.	“Company” means Seagate Technology, a limited liability company incorporated in the Cayman Islands.

2.9.	“Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the board of directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as a Director or Directors who are compensated by the Company solely for their services as a Director.

2.10.	“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave.

2.11.	“Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

2.12.	“Director” means a member of the Board of Directors of the Company.

2.13.

“Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Stock Awards, “Disability” means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person’s physical or mental incapacitation as to which the person or person’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the person and the Company. If the person and the Company or an Affiliate cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd)who shall make such determination in writing. The determination of Disability made in writing to the Company or an Affiliate and the person shall be final and conclusive for all purposes of the Stock Awards.

2.14.	“Eligible Director” means any Director who: (i) is not employed by the Company and (ii) does not receive a financial management fee from the Company and is not employed by any entity that receives such a fee.

2.15.	“Employee” means any person employed by the Company or an Affiliate. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.16.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17.	“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no such sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)	In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

2.18.	“Full-Value Stock Award” shall mean any of a Restricted Stock Bonus, Restricted Stock Units, Phantom Stock Units, Performance Share Bonus, or Performance Share Units.

2.19.	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.20.	“Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

2.21.	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.22.	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.23.	“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

2.24.	“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

2.25.	“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.26.	“Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

2.27.	“Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

2.28.	“Performance Share Bonus” means a grant of shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, and subject to the provisions of Section 8.6 of the Plan.

2.29.	“Performance Share Unit” means the right to receive the value of one (1) share of the Company’s Common Stock at the time the Performance Share Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of Performance Share Units. These Performance Share Units are subject to the provisions of Section 8.7 of the Plan.

2.30.	“Phantom Stock Unit” means the right to receive the value of one (1) share of the Company’s Common Stock, subject to the provisions of Section 8.4 of the Plan.

2.31.	“Plan” means this 2004 Stock Compensation Plan of Seagate Technology.

2.32.	“Restricted Stock Bonus” means a grant of shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, and subject to the provisions of Section 8.1 of the Plan.

2.33.	“Restricted Stock Purchase Right” means the right to acquire shares of the Company’s Common Stock upon the payment of the agreed-upon monetary consideration, subject to the provisions of Section 8.2 of the Plan.

2.34.	“Restricted Stock Unit” means the right to receive the value of one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of restricted stock to the extent permitted in the Participant’s agreement. These Restricted Stock Units are subject to the provisions of Section 8.5 of the Plan.

2.35.	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule l6b-3, as in effect from time to time.

2.36.	“Securities Act” means the Securities Act of 1933, as amended.

2.37.	“Stock Appreciation Right” means the right to receive an amount equal to the Fair Market Value of one (1) share of the Company’s Common Stock on the day the Stock Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 8.3 of the Plan.

2.38.	“Stock Award” means any Option award, Restricted Stock Bonus award, Restricted Stock Purchase Right award, Stock Appreciation Right award, Phantom Stock Unit award, Restricted Stock Unit award, Performance Share Bonus award, Performance Share Unit award, or other stock-based award. These Awards may include, but are not limited to those listed in Section 1.2.

2.39.	“Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award setting forth the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

2.40.	“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

III.    ADMINISTRATION.

3.1.	Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

3.2.	Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)	To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)	To amend the Plan or a Stock Award as provided in Section 14 of the Plan.

(iv)	Generally, to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(v)	To adopt sub-plans and/or special provisions applicable to Stock Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, with the exception of Section 4 of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern.

3.3.	Delegation to Committee.

(i)	General. The Board may delegate administration of the Plan to a Committee or Committees of one or more individuals, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii)	Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more individuals who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are either (a) not then subject to Section 16 of the Exchange Act or (b) receiving a Stock Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Stock Award.

3.4.	Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

IV.    SHARES SUBJECT TO THE PLAN.

4.1.	Share Reserve. Subject to the provisions of Section 13 of the Plan relating to adjustments upon changes in Common Stock, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed twenty seven million five hundred thousand (27,500,000) shares, provided that each Stock Award granted will reduce the share reserve by one (1) share upon the issuance of a share at the time of grant, exercise or redemption, as applicable. To the extent that a distribution pursuant to a Stock Award is made in cash, the share reserve shall remain unaffected. In addition, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Full-Value Stock Awards shall not exceed ten million (10,000,000) shares of Common Stock (“Full-Value Stock Award Share Reserve”).

4.2.	Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason (i) expire, be cancelled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) be reacquired by the Company prior to vesting, or (iii) be repurchased at cost by the Company prior to vesting, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan, and if subject to a Full-Value Stock Award, shall also reduce the number of shares of Common Stock issued against the Full-Value Stock Award Share Reserve. To the extent that a Stock Award granted under the Plan is redeemed by payment in cash rather than shares of Common Stock according to its terms, the shares of Common Stock subject to the redeemed portion of the Stock Award shall revert to and again become available for issuance under the Plan.

4.3.	Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

V.    ELIGIBILITY.

5.1.	Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

5.2.	Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.3.	Annual Section 162(m) Limitation. Subject to the provisions of Section 13 of the Plan relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Incentive Stock Options, Nonstatutory Stock Options or Stock Appreciation Rights covering more than ten million (10,000,000) shares of Common Stock during any fiscal year.

5.4.	Individual Full-Value Stock Award Limitation over Life of Plan. Subject to the provisions of Section 13 of the Plan relating to adjustments upon changes in the shares of Common Stock, no individual shall be eligible to be issued more than ten million (10,000,000) shares of Common Stock under all Full-Value Stock Awards (i.e., Restricted Stock Bonuses, Restricted Stock Units, Phantom Stock Units, Performance Share Bonuses, and Performance Share Units, but not Incentive Stock Options, Nonstatutory Stock Options, or Stock Appreciation Rights for which an annual limit is provided under Section 5.3) granted to such individual under the Plan.

5.5.	Consultants.

(i)

A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (1) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (2) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii)	Form S-8 generally is available to consultants and advisors only if (A) they are natural persons; (B) they provide bona fide services to the issuer, its parents, its majority owned subsidiaries; and (C) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

VI.    OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1	Term. Subject to the provisions of Section 5.2 of the Plan regarding grants of Incentive Stock Options to Ten Percent Shareholders, no Option shall be exercisable after the expiration of seven (7) years from the date it was granted.

6.2	Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 of the Plan regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3	Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.4	Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option): (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, including use of a promissory note, (3) pursuant to a “same day sale” program, or (4) by some combination of the foregoing. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the market rate of interest and contain such other terms and conditions necessary to avoid a charge to earnings for financial accounting purposes as a result of the use of such deferred payment arrangement.

6.5	Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6	Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7	Vesting Generally. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Board. The vesting provisions of individual Options may vary. The provisions of this Section 6.7 are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

6.8	Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

6.9	Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or other applicable securities law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or other applicable securities law.

6.10	Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

6.11

Death of Optionholder.    In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to Section 6.5 or 6.6 of the Plan, but only within the period ending on the earlier of (l) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

6.12	Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

VII.    NON-DISCRETIONARY STOCK AWARDS FOR ELIGIBLE DIRECTORS.

In addition to any other Stock Awards that Eligible Directors may be granted on a discretionary basis under the Plan, each Eligible Director of the Company shall be automatically granted without the necessity of action by the Board, the following option grants:

7.1.	Initial Stock Option Grant. On the date that a Director commences service on the Board and satisfies the definition of an Eligible Director, an initial grant of stock options shall automatically be made to that Eligible Director. Subject to the provisions of Section 13 of the Plan, the number of shares of Common Stock covered by this stock option shall be equal to one hundred thousand (100,000) shares (“Initial Grant”). The exercise price of an Initial Grant shall be one hundred percent (100%) of the Fair Market Value of the Company’s Common Stock subject to the option on the date the option is granted. The maximum term of an Initial Grant shall be seven (7) years and the options shall generally vest and become exercisable over a period of four (4) years in equal annual installments provided that the Director remains in Continuous Service during that period. In all other respects, options granted pursuant to an Initial Grant shall contain in substance the same terms and conditions as set forth in Section 6 with respect to Options. If at the time a Director commences service on the Board, the Director does not satisfy the definition of an Eligible Director, such Director shall not be entitled to an Initial Grant at any time, even if such Director subsequently becomes an Eligible Director.

7.2.	Annual Stock Option Grant. An annual grant of stock options shall automatically be made to each Director who (1) is re-elected to the Board, (2) is an Eligible Director on the relevant grant date, and (3) has served as a Director for a period of at least six (6) months. Subject to the provisions of Section 13 of the Plan, the number of shares of Common Stock covered by such stock option shall be equal to twenty five thousand (25,000) shares (“Annual Grant”). The date of grant of an Annual Grant is the date on which the Director is re-elected to serve on the Board. The exercise price of an Annual Grant shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option on the date the option is granted. The maximum term of an Annual Grant shall be seven (7) years and the options shall generally vest and become exercisable over a period of four (4) years in equal annual installments provided that the Director remains in Continuous Service during that period. In all other respects, options granted pursuant to an Annual Grant shall contain in substance the same terms and conditions as set forth in Section 6 with respect to Options.

VIII.    PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

8.1.	Restricted Stock Bonus Awards. Each Restricted Stock Bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Stock Bonuses shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Restricted Stock Bonus agreements may change from time to time, and the terms and conditions of separate Restricted Stock Bonus agreements need not be identical, but each Restricted Stock Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)	Consideration. A Restricted Stock Bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii)	Vesting. Vesting shall generally be based on the Participant’s Continuous Service. Shares of Common Stock awarded under the Restricted Stock Bonus agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii)	Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Bonus agreement.

(iv)	Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Bonus agreement remains subject to the terms of the Restricted Stock Bonus agreement.

8.2.	Restricted Stock Purchase Awards. Each Restricted Stock Purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Purchase agreements may change from time to time, and the terms and conditions of separate Restricted Stock Purchase agreements need not be identical, but each Restricted Stock Purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)	Purchase Price. The purchase price under each Restricted Stock Purchase agreement shall be such amount as the Board shall determine and designate in such Restricted Stock Purchase agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii)	Consideration. The purchase price of Common Stock acquired pursuant to the Restricted Stock Purchase agreement shall be paid either: (A) in cash or by check at the time of purchase; (B) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, including use of a promissory note; or (C) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii)	Vesting. The Board shall determine the criteria under which shares of Common Stock under the Restricted Stock Purchase agreement may vest; the criteria may or may not include performance criteria or Continuous Service. Shares of Common Stock acquired under the Restricted Stock Purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv)	Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Purchase agreement.

(v)	Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Purchase agreement remains subject to the terms of the Restricted Stock Purchase agreement.

8.3.	Stock Appreciation Rights. Two types of Stock Appreciation Rights (“SARs”) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs.

(i)	Stand-Alone SARs. The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

(A)	The stand-alone SAR shall cover a specified number of underlying shares of Common Stock and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the shares of Common Stock underlying the redeemed right over (ii) the aggregate base price in effect for those shares.

(B)	The number of shares of Common Stock underlying each stand-alone SAR and the base price in effect for those shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per share be less than eighty-five percent (85%) of the Fair Market Value per underlying share of Common Stock on the grant date.

(C)	The distribution with respect to any redeemed stand-alone SAR may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

(ii)	Stapled SARs. The following terms and conditions shall govern the grant and redemption of stapled SARs:

(A)	Stapled SARs may only be granted concurrently with an Option to acquire the same number of shares of Common Stock as the number of such shares underlying the stapled SARs.

(B)	Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (i) the exercise of the concurrently granted Option for shares of Common Stock, whereupon the number of shares of Common Stock subject to the stapled SARs shall be reduced by an equivalent number, (ii) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested shares which the holder redeems over the aggregate base price for such vested shares, whereupon the number of shares of Common Stock subject to the concurrently granted Option shall be reduced by any equivalent number, or (iii) a combination of (i) and (ii).

(C)	The distribution to which the holder of stapled SARs shall become entitled under this Section 8 upon the redemption of stapled SARs as described in Section 8.3(ii)(B) above may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

8.4.	Phantom Stock Units. The following terms and conditions shall govern the grant and redeemability of Phantom Stock Units:

(i)	Phantom Stock Unit awards shall be redeemable by the Participant to the Company upon such terms and conditions as the Board may establish. The value of a single Phantom Stock Unit shall be equal to the Fair Market Value of a share of Common Stock, unless the Board otherwise provides in the terms of the Stock Award Agreement.

(ii)	The distribution with respect to any exercised Phantom Stock Unit award may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

8.5.	Restricted Stock Units. The following terms and conditions shall govern the grant and redeemability of Restricted Stock Units:

A Restricted Stock Unit is the right to receive the value of one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests. To the extent permitted by the Committee in the terms of his or her agreement, a Participant may elect to defer receipt of the value of the shares of Common Stock otherwise deliverable upon the vesting of an award of Restricted Stock Units, so long as such deferral election complies with applicable law, including to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An election to defer such delivery shall be irrevocable and shall be made in writing on a form acceptable to the Company. The election form shall be filed prior to the vesting date of such Restricted Stock Units in a manner determined by the Board. When the Participant vests in such Restricted Stock Units, the Participant will be credited with a number of Restricted Stock Units equal to the number of shares of Common Stock for which delivery is deferred. Restricted Stock Units may be paid by the Company by delivery of shares of Common Stock, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Stock Unit.

Each Restricted Stock Unit agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit agreements need not be identical, but each Restricted Stock Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)	Consideration. A Restricted Stock Unit may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii)	Vesting. Vesting shall generally be based on the Participant’s Continuous Service. Shares of Common Stock awarded under the Restricted Stock Unit agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii)	Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Unit agreement.

(iv)	Transferability. Rights to acquire the value of shares of Common Stock under the Restricted Stock Unit agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Unit agreement, as the Board shall determine in its discretion, so long as any Common Stock awarded under the Restricted Stock Unit agreement remains subject to the terms of the Restricted Stock Unit agreement.

8.6.	Performance Share Bonus Awards. Each Performance Share Bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Performance Share Bonus agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus agreements need not be identical, but each Performance Share Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)	Consideration. A Performance Share Bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii)	Vesting. Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Board. Vesting shall be subject to the

Performance Share Bonus agreement. Upon failure to meet performance criteria, shares of Common Stock awarded under the Performance Share Bonus agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii)	Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus agreement.

(iv)	Transferability. Rights to acquire shares of Common Stock under the Performance Share Bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Performance Share Bonus agreement remains subject to the terms of the Performance Share Bonus agreement.

8.7.	Performance Share Units. The following terms and conditions shall govern the grant and redeemability of Performance Share Units:

A Performance Share Unit is the right to receive the value of one (1) share of the Company’s Common Stock at the time the Performance Share Unit vests. Participants may elect to defer receipt of the value of shares of Common Stock otherwise deliverable upon the vesting of an award of performance shares. An election to defer such delivery shall be irrevocable and shall be made in writing on a form acceptable to the Company. The election form shall be filed prior to the vesting date of such performance shares in a manner determined by the Board. When the Participant vests in such performance shares, the Participant will be credited with a number of Performance Share Units equal to the number of shares of Common Stock for which delivery is deferred. Performance Share Units may be paid by the Company by delivery of shares of Common Stock, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Unit.

Each Performance Share Unit agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Performance Share Unit agreements may change from time to time, and the terms and conditions of separate Performance Share Unit agreements need not be identical, but each Performance Share Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)	Consideration. A Performance Share Unit may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit. The Board shall have the discretion to provide that the Participant pay for such Performance Share Units with cash or other consideration permissible by law.

(ii)	Vesting. Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Board. Vesting shall be subject to the Performance Share Unit agreement. Upon failure to meet performance criteria, shares of Common Stock awarded under the Performance Share Unit agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii)	Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Unit agreement.

(iv)	Transferability. Rights to acquire the value of shares of Common Stock under the Performance Share Unit agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Performance Share Unit agreement remains subject to the terms of the Performance Share Unit agreement.

IX.    COVENANTS OF THE COMPANY.

9.1.	Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

9.2.	Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise, redemption or satisfaction of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock related to such Stock Awards unless and until such authority is obtained.

X. USE	OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

XI.    CANCELLATION AND RE-GRANT OF OPTIONS.

11.1.	The Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options under the Plan and/or (ii) with the consent of the affected Optionholders, the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different number of shares of Common Stock, but having an exercise price per share not less than eighty-five percent (85%) of the Fair Market Value (one hundred percent (100%) of Fair Market Value in the case of an Incentive Stock Option or, in the case of a Ten Percent Shareholder (as described in Section 5.2 of the Plan), not less than one hundred ten percent (110%) of the Fair Market Value) per share of Common Stock on the new grant date. Notwithstanding the foregoing, the Board may grant an Option with an exercise price lower than that set forth above if such Option is granted as part of a transaction to which section 424(a) of the Code applies. Prior to the implementation of any such repricing or cancellation of one or more outstanding Options, the Board shall obtain the approval of the shareholders of the Company to the extent required by any New York Stock Exchange, Nasdaq or other securities exchange listing requirements, or applicable law.

11.2.	Shares subject to an Option canceled under this Section 11 shall continue to be counted against the maximum award of Options permitted to be granted pursuant to Section 5.3 of the Plan. The repricing of an Option under this Section 11, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to Section 5.3 of the Plan. The provisions of this Section 11.2 shall be applicable only to the extent required by Section 162(m) of the Code.

XII. MISCELLANEOUS.

12.1.	Acceleration of Exercisability and Vesting. The Board (or Committee, if so authorized by the Board) shall have the power to accelerate exercisability and/or vesting when it deems fit, such as upon a Change of Control. The Board or Committee shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

12.2.	Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award except to the extent that the Company has issued the shares of Common Stock relating to such Stock Award.

12.3.	No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

12.4.	Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

12.5.	Investment Assurances. The Company may require a Participant, as a condition of exercising or redeeming a Stock Award or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Stock; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Common Stock.

12.6.	Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation relating to the exercise or redemption of a Stock Award or the acquisition, vesting, distribution or transfer of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

XIII.    ADJUSTMENTS UPON CHANGES IN STOCK.

13.1.

Capitalization Adjustments.    If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, spinoff, dividend in property other than cash, stock split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan may be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan or to grants of Full-Value Stock Awards pursuant to Section 4.1 above, the maximum number of securities subject to award to any person pursuant to Sections 5.3 or 5.4 above, and the number of securities subject to the option grants to Eligible Directors under Section 7 of the Plan, and the outstanding Stock Awards may be appropriately adjusted in the class(es) and number of securities and price per share of the securities subject to such outstanding Stock Awards. The Board may make such adjustments in its sole discretion, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

13.2.	Adjustments Upon a Change of Control.

(i)	In the event of a Change of Control as defined in 2.4(i) through 2.4(iv), such as an asset sale, merger, or change in ownership of voting power, then any surviving entity or acquiring entity shall assume or continue any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the Board in its sole discretion and without liability to any person may (1) provide for the payment of a cash amount in exchange for the cancellation of a Stock Award equal to the product of (x) the excess, if any, of the Fair Market Value per share of Common Stock at such time over the exercise or redemption price, if any, times (y) the total number of shares then subject to such Stock Award, (2) continue the Stock Awards, or (3) notify Participants holding an Option, Stock Appreciation Right, or Phantom Stock Unit that they must exercise or redeem any portion of such Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award) at or prior to the closing of the transaction by which the Change of Control occurs and that the Stock Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Board shall not be obligated to treat all Stock Awards, even those that are of the same type, in the same manner.

(ii)	In the event of a Change of Control as defined in 2.4(v), such as a dissolution of the Company, all outstanding Stock Awards shall terminate immediately prior to such event.

XIV.    AMENDMENT OF THE PLAN AND STOCK AWARDS.

14.1.	Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 13 of the Plan relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, Nasdaq or other securities exchange listing requirements, or other applicable law or regulation.

14.2.	Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

14.3.	Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

14.4.	No Material Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.5.	Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

XV.    TERMINATION OR SUSPENSION OF THE PLAN.

15.1.	Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is approved by the shareholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

15.2.	No Material Impairment of Rights. Suspension or termination of the Plan shall not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

XVI.    EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the date that it is approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. No Stock Awards may be granted under the Plan prior to the time that the shareholders have approved the Plan. The approval or disapproval of the Plan by the shareholders of the Company shall have no effect on any other equity compensation plan, program or arrangement sponsored by the Company or any of its Affiliates.

XVII.    CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Appendix B

THE COMPANIES LAW (~~2002~~2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

~~SECOND~~THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SEAGATE TECHNOLOGY

THE COMPANIES LAW (~~2002~~2004 REVISION)

COMPANY LIMITED BY SHARES

~~SECOND~~THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

SEAGATE TECHNOLOGY

Amended and Restated by Special Resolution dated ~~3rd December, 2002~~October 28, 2004

1.	The name of the Company is Seagate Technology.

2.	The ~~Registered Office~~registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands or at such other place as the ~~Directors~~Board may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (~~2002~~2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorized share capital of the Company consists of (a) 1,250,000,000 common shares with a par value of US $0.00001 per share and having the rights and privileges attached thereto as provided in the Company’s Articles of Association (the “Common Shares”) and (b) 100,000,000 undesignated preferred shares with a par value of US $0.00001 per share and having the rights and preferences attached thereto as provided in the Company’s Articles of Association (the “Preferred Shares”).

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

~~SECOND~~THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

PROCEEDINGS OF DIRECTORS	~~19~~22

VACATION OF OFFICE OF DIRECTOR	~~21~~23

APPOINTMENT AND REMOVAL OF DIRECTORS	~~21~~24

PRESUMPTION OF ASSENT	~~21~~24

SEAL	~~21~~24

DIVIDENDS, DISTRIBUTIONS AND RESERVE	~~22~~24

CAPITALISATION	~~23~~25

BOOKS OF ACCOUNT; RIGHTS OF INSPECTION	~~23~~26

AUDIT	~~24~~27

NOTICES	~~24~~27

WINDING UP	~~25~~28

INDEMNITY	~~25~~28

FINANCIAL YEAR	~~26~~30

TRANSFER BY WAY OF CONTINUATION; SALE, LEASE OR EXCHANGE OF ASSETS	~~26~~30

CONSENT TO JURISDICTION; CHOICE OF LAW	30

THE COMPANIES LAW (~~2002~~2004 REVISION)

COMPANY LIMITED BY SHARES

~~SECOND~~THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SEAGATE TECHNOLOGY

Amended and Restated by Special Resolution dated ~~3rd December, 2002~~October 28, 2004

INTERPRETATION

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means these articles of association of the Company, as amended from time to time by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Beneficial Owner”	means a person who is the beneficial owner of Shares held in a voting trust or by a Member on such beneficial owner’s behalf.

“Board”	means the board of directors of the Company.

“Common Shares”	has the meaning given in the Company’s Memorandum of Association.

“Company”	means the above-named company.

“Covered Person”	shall have the meaning given to such term in Article 136.

“Delaware-Based Courts”	shall have the meaning given to such term in Article 145.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes interim dividends and bonus dividends.

“Dividend Periods”	shall have the meaning given to such term in Article 11.2.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2000 Revision).

“Exchange”	shall mean any securities exchange or other system on which the Shares of the Company may be listed or otherwise authorised for trading from time to time.

“Exchange Act”	shall have the meaning given to such term in Article 49.

“Independent Director”	shall mean a person recognised as such by the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

“Member”	~~has the same meaning as in the Statute~~means a person who has agreed to become a member of the Company and whose name is entered in the Register of Members as a registered holder of Shares.

“Memorandum”	means the memorandum of association of the Company as amended from time to time by Special Resolution.

“month”	means calendar month.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“paid-up”	means paid-up ~~and/or~~as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid-up.

“Preferred Shares”	has the meaning given in the Company’s Memorandum of Association.

“proceeding”	shall have the meaning given to such term in Article 136.

“Register of Members”	means the register of members of the Company maintained by or on behalf of the Company, in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“registered office”	means the registered office for the time being of the Company.

“Remote Communication”	shall have the meaning given to such term in Article 49.

“Seal”	means the common seal of the Company, if any, and includes every duplicate seal.

“Secretary”	means the person appointed by the Board to perform any or all of the duties of secretary of the Company and includes an assistant secretary and any person appointed by the Board to perform the duties of secretary of the Company.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes ~~a~~any fraction of a share.

“Special Resolution”	~~has the same meaning as in the Statute~~means a resolution passed as such in accordance with the Statute, being a resolution passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled.

“Statute”	means the Companies Law (~~2002~~2004 Revision) of the Cayman Islands.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

2.7	headings are inserted for reference only and shall be ignored in construing these Articles.

SHARE CAPITAL~~:~~; ISSUE OF SHARES

3.	The authorised share capital of the Company at the date of the adoption of these Articles is US$13,500 divided into 1,250,000,000 Common Shares and 100,000,000 Preferred Shares.

4.	Subject to the provisions, if any, in the Memorandum and these Articles and to any direction that may be given by the Company in a general meeting and without prejudice to any rights attached to any existing Shares, the ~~Directors~~Board may allot, issue, grant options, rights or warrants over or otherwise dispose of any Shares (including fractions of any Share) with or without preferred, deferred, qualified or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. Notwithstanding and without prejudice to the generality of the foregoing, the Board is expressly authorised and empowered to implement or effect at its sole discretion the issuance of a preferred share purchase right to be issued on a pro rata basis to each holder of a Common Share with such terms and for such purposes, including the influencing of takeovers, as may be described in a rights agreement between the Company and a rights agent.

5.	Upon approval of the Board, such number of Common Shares, or other shares or securities of the Company, as may be required for such purposes shall be reserved for issuance in connection with an option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Common Shares or other shares or securities of the Company.

6.	All Shares shall be issued fully paid as to their nominal value and any premium determined by the ~~Directors~~Board at the time of issue and shall be non-assessable.

7.	The Company shall not issue Shares to bearer.

COMMON SHARES

8.	The holders of the Common Shares shall be:

8.1	entitled to dividends in accordance with the relevant provisions of these Articles;

8.2	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

8.3	entitled to attend general meetings of the Company and shall be entitled to one vote for each Common Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

9.	All Common Shares shall rank pari passu with each other in all respects.

PREFERRED SHARES

10.	Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

11.	Authority is hereby granted to the Board, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members ~~of the Company~~ providing for the issue of such series:

11.1	the number of Preferred Shares to constitute such series and the distinctive designation thereof;

11.2	the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

11.3	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares ~~of the Company~~ and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

11.4	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;

11.5	the voting power, if any, of the Preferred Shares of such series;

11.6	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

11.7	such other terms, conditions, special rights and provisions as may seem advisable to the Board.

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Board at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum.

12.	No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding ~~which~~that rank senior or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

13.	If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (i) are entitled to a preference over the holders of the Common Shares upon such winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

ISSUE OF WARRANTS

14.	The Board may issue warrants to subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine. No warrants shall be issued to bearer.

CERTIFICATES FOR SHARES

15.	Every person whose name is entered as a Member in the Register of Members shall be entitled without payment to receive, within twenty days, after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide), one certificate for all his Shares of each class or, upon payment of such reasonable fee as the Board shall prescribe, such number of certificates for Shares held as that person may request, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders.

16.	Every share certificate shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the ~~Directors~~Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in’ the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The ~~Directors~~Board may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

17.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the ~~Directors~~Board may prescribe, and, ~~(~~in the case of defacement or wearing out~~)~~, upon delivery of the old certificate.

REGISTER OF MEMBERS

18.	The Company shall maintain or caused to be maintained a Register of its Members in accordance with the Statute.

19.	If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register or Registers of Members at such location or locations within or outside the Cayman Islands as the Board thinks fit. The original Register of Members shall be treated as the Register of Members for the purposes of these Articles and the Statute.

20.	The Company, or any agent(s) appointed by it to maintain the duplicate Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Statute.

21.	The Company shall not be bound to register more than four persons as joint holders of any Share. If any Share shall stand in the names of two or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

TRANSFER OF SHARES

22.	All transfers of Shares may be effected by an instrument of transfer in the usual common form or in such other form as the Board may approve. All instruments of transfer must be left at the registered office of the Company or at such other place as the Board may appoint and all such instruments of transfer shall be retained by the Company.

23.	The instrument of transfer shall be executed by or on behalf of the transferor and by or on behalf of the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. The instrument of transfer of any Share shall be in writing and shall be executed with a manual signature or facsimile signature (which may be machine imprinted or otherwise) by or on behalf of the transferor and transferee provided that in the case of execution by facsimile signature by or on behalf of a transferor or transferee, the Board shall have previously been provided with a list of specimen signatures of the authorised signatories of such transferor or transferee and the Board shall be reasonably satisfied that such facsimile signature corresponds to one of those specimen signatures. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members in respect thereof.

24.	The Board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

24.1	the instrument of transfer is lodged with the Company accompanied by the certificate for the Shares to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

24.2	the instrument of transfer is in respect of only one class of Shares;

24.3	the instrument of transfer is properly stamped (in circumstances where stamping is required);

24.4	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four~~;~~

~~24.5~~	~~the Shares concerned are free of any lien in favour of the Company~~; and

24.5	~~24.6~~ a fee of such maximum amount as the Exchange (if any) may from time to time determine to be payable (or such lesser sum as the Board may from time to time require) is paid to the Company in respect thereof.

25.	If the Board shall refuse to register a transfer of any Share, it shall, within two (2) months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

26.	The Company shall not be obligated to make any transfer to an infant or to a person in respect of whom an order has been made by an competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs or under other legal disability.

27.	Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued without charge to the transferee in respect of the Shares transferred to him, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof shall be issued to him without charge. The Company shall also retain the instrument(s) of transfer.

REDEMPTION AND REPURCHASE OF SHARES

28.	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Common Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Common Shares and the redemption of Preferred Shares shall be effected in such manner as the Board may, by resolution, determine before the issue of the Preferred Shares (this authorisation is in accordance with Section 37(1) of the Statute or any modification or re-enactment thereof for the time being in force).

29.	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution or that the manner of purchase is in accordance with the following Articles (this authorisation is in accordance with Section 37(2) of the Statute or any modification or re-enactment thereof for the time being in force).

30.	Purchase of Common Shares listed on an Exchange. The Company is authorised to purchase any Common Share listed on such Exchange in accordance with the following manner of purchase: The maximum number of Common Shares that may be repurchased shall be equal to the number of issued and outstanding Common Shares less one Common Share; at such time; at such price and on such other terms as determined and agreed by the Board in their sole discretion, provided, however, that (i) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange; and (ii) at the time of the repurchase the Company is able to pay its debts as they fall due in the ordinary course of its business.

31.	Purchase of Common Shares not listed on an Exchange. The Company is authorised to purchase any Common Share not listed on an Exchange in accordance with the following manner of purchase: The Company shall serve a repurchase notice in a form approved by the ~~Directors~~Board on the Member from whom the Common Shares are to be repurchased at least two (2) days prior to the date specified in the notice as being the repurchase date; the price for the Common Shares being repurchased shall be such price agreed between the Board and the applicable Member; the date of repurchase shall be the date specified in the repurchase notice; and the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board and the applicable Member in their sole discretion.

32.	The purchase of any Share shall not be oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

33.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

34.	The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

VARIATION OF RIGHTS OF SHARES

35.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

36.	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class.

37.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights which may be effected by the Board as provided in these Articles without any vote or consent of the holders of Common Shares.

COMMISSION ON SALE OF SHARES

38.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

39.	The Company shall not be obligated to recognise any person as holding any Share upon any trust (except as is otherwise provided in these Articles) and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

40.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him solely or jointly with other persons.

41.	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the ~~Directors~~Board and subject as hereinafter provided, elect either to be registered himself as holder of the Share or to make such transfer of the Share to such other person nominated by him and to have such person registered as the transferee thereof, but the ~~Directors~~Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy as the case may be.

42.	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

43.	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the ~~Directors~~Board may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share and if the notice is not complied with within ninety days the ~~Directors~~Board may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION~~,~~; CHANGE OF LOCATION OF REGISTERED OFFICE~~,~~; AND ALTERATION OF CAPITAL

44.	The Company may by ~~ordinary resolution:~~Ordinary Resolution:

44.1.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

44.1.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

44.1.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

44.1.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

44.2	Subject to the provisions of the Statute, the Company may by Special Resolution change its name, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles.

44.3	Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

44.4	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

45.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the ~~Directors of the Company~~Board may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such Register of Members shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

46.	In lieu of, or apart from, closing the Register of Members, the ~~Directors~~Board may fix in advance ~~or arrears~~ a date as the record date (a) for any such determination of Members entitled to notice of or to vote at a meeting of the Members, ~~and~~which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, and (b) for the purpose of determining the Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, which record date shall not be more than sixty (60) days prior to the date of payment of such dividend or the taking of any action to which such determination of Members is relevant.

47.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is ~~mailed~~deemed given under these Articles or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

GENERAL ~~MEETING~~MEETINGS

48.	The Company shall~~, if required by the Statute, other applicable law or the relevant code, rules or regulations applicable to the listing of any Shares on the Exchange,~~ in each calendar year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint, provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange permits. At these meetings the report of the Directors (if any) shall be presented.

49.	The ~~Directors~~Board may whenever ~~they think~~it thinks fit proceed to convene a general meeting of the Company. General meetings of the Company may be held at such place, either within or without the Cayman Islands, as determined by the Board, provided, that in the case of annual general meetings, for as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, of the United States of America (the “Exchange Act”) and the Company is subject to the reporting requirements of the Exchange Act, not more than one (1) in every four (4) of such meetings shall be held outside of the United States of America. The Board may, in its sole discretion, determine that ~~the~~a general meeting shall not be held at any place, but may instead be held solely by means of remote communication that enables Members and proxies entitled to attend the meeting to listen to the meeting, watch the meeting or both and send questions to the Chairman of the meeting, to be addressed at the meeting, if deemed proper (“Remote Communication”) as follows:

49.1	if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, Members and proxies entitled to attend and vote but not physically present at a meeting of Members may, by means of ~~remote communication:~~Remote Communication:

49.1.5	participate in a meeting of Members; and

49.1.6	be deemed present in person and vote at a meeting of Members whether such meeting is to be held at a designated place or solely by means of ~~remote communication.~~Remote Communication.

49.2	if authorised by the Board, any vote taken by written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Member or proxy.

50.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, in the event that any annual general meeting is held outside of the United States of America, the Board shall provide Members and proxies entitled to attend such meeting with access to such meeting by way of Remote Communication.

NOTICE OF GENERAL MEETINGS

51.	~~50. At least ten days’ notice~~Notice shall be given of any general meeting at least ten (10) days and not more than sixty (60) days in advance of the date of such general meeting. Such notice shall state the date, time, place and purposes of the general meeting to which it relates. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

52.	~~51.~~ A general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed~~.~~:

52.1	~~51.1~~ in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

52.2	~~51.2~~ in the case of any other general meeting by such number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than two thirds of the Shares in issue that carry a right to vote or their proxies.

53.	~~52.~~ The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

54.	~~53.~~ There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Member of the Company.

55.	~~54.~~ The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

56.	~~55.~~ In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS

57.	~~56.~~ No business shall be transacted at any general meeting unless a quorum is present. One or more Members present in person or by proxy holding not less than a majority of the issued and outstanding Shares of the Company entitled to vote at the meeting in question shall be a quorum.

58.	~~57.~~ If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the ~~Directors~~Board may determine and if at the adjourned meeting a quorum is not present within one hour from the time appointed for the meeting the Members present shall be a quorum.

59.	~~58.~~ The Chairman, if any, of the Board ~~of Directors~~ shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within one hour after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting or if all of the Directors present decline to take the chair, then the Members present shall choose one of their own number to be chairman of the meeting.

60.	~~59.~~ If at any general meeting no Director is willing to act as Chairman or if no Director is present within one hour after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

61.	~~60.~~ The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.

62.	~~61.~~ At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

63.	~~62.~~ A poll shall be taken in such manner and at such time and place, not being not being more than ten days from the date of the meeting or adjourned meeting at which the vote was taken, as the Chairman directs. No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. Any other business other than that upon which a poll is to be taken or is contingent thereon may be proceeded with pending the taking of the poll.

64.	~~63.~~ In the case of an equality of votes the Chairman of the general meeting at which the poll is taken shall not be entitled to a second or casting vote.

NOMINATIONS OF DIRECTORS

65.	Nominations of persons for election to the Board (other than directors to be nominated by any series of Preferred Shares, voting separately as a class) at a general meeting may only be made (a) pursuant to the Company’s notice of meeting pursuant to Article 51, (b) by or at the direction of the Board or any authorised committee thereof or (c) by any Member who (i) complies with the notice procedures set forth in Article 65.1 or 65.2, as applicable, and (ii) was a Member at the time such notice is delivered to the Secretary and on the record date for the determination of Members entitled to vote at such general meeting, provided, however, that Members shall only be entitled to nominate persons for election to the Board at annual general meetings or at general meetings called specifically for the purpose of electing directors.

65.1

For nominations of persons for election to the Board (other than directors to be nominated by any series of Preferred Shares, voting separately as a class) to be properly brought before an annual general meeting by a Member, such annual general meeting must have been called for the purpose of, among other things, electing directors and such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company, or such other address as the Secretary may designate, not less than 120 days nor more than 150 days prior to the first anniversary of the date the Company’s proxy statement was first released to Members in connection with the prior year’s annual general meeting; provided, however, that in the event the date of the annual general meeting is changed by more than 30 days from the first anniversary date of the prior year’s annual general meeting, notice by the Member of Shares to be timely must be so delivered not earlier than the 150th day prior to such annual general meeting and not later than the later of the 120th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such Member’s notice shall set forth (a) as to each person whom the Member proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, of the United States of America, as amended, or any successor provisions thereto, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (b) as to the Member giving the notice (i) the name and address of such Member, as they appear on the Register of Members, (ii) the class and number of Shares that are owned beneficially and/or of record by such Member, (iii) a representation that the Member is a registered holder of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the Member intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from Members in support of such nomination. The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company, including such evidence satisfactory to the Board that such nominee has no interests that would limit such nominee’s ability to fulfill his duties as a director.

65.2	For nominations of persons for election to the Board (other than directors to be nominated by any series of Preferred Shares, voting separately as a class) to be properly brought before a general meeting other than an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company or such other address as the Secretary may designate, not earlier than the 150th day prior to such general meeting and not later than the 120th day prior to such general meeting or the 10th day following the day on which public announcement is first made of the date of the general meeting and of the nominees proposed by the Board to be elected at such meeting. Such Member’s notice shall set forth the same information as is required by provisions (a) and (b) of Article 65.1.

66.	Unless otherwise provided by the terms of any series of Preferred Shares or any agreement among Members or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth in Article 65 shall be eligible to serve as directors of the Company. If the Chairman of a general meeting determines that a proposed nomination was not made in compliance with Article 65, he shall declare to the meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Member (or a qualified representative of the Member) does not appear at the general meeting to present his nomination, such nomination shall be disregarded.

VOTES OF MEMBERS

67.	~~64.~~ Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Member of record present in person or by proxy shall have one vote for each Share registered in his name in the Register of Members.

68.	~~65.~~ In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

69.	~~66.~~ A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

70.	~~67.~~ No Member shall be entitled to vote at any general meeting unless he is registered as a Member ~~of the Company~~ on the record date for such meeting.

71.	~~68.~~ No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

72.	~~69.~~ Votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting and may appoint one proxy to vote both in favour of and against the same resolution in such proportion as specified in the instrument appointing the proxy. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

PROXIES

73.	~~70.~~ The rules and procedures relating to the form or a proxy, the depositing or filing of proxies and voting pursuant to a proxy and any other matter incidental thereto shall be approved by the Board, subject to such rules and procedures as required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange and as provided in the following Articles under this heading of “PROXIES”.

74.	~~71.~~ The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Board which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company.

75.	~~72.~~ The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

CORPORATE MEMBERS

76.	~~73.~~ Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

77.	~~74.~~ Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

78.	~~75.~~ There shall be a Board consisting of not less than one or more than fifteen persons ~~(exclusive of alternate Directors)~~, the actual number of directors to be determined from time to time by resolution of the Board, provided however that the Company may from time to time by Ordinary Resolution increase or reduce the upper and lower limits ~~in~~on the number of ~~Directors~~directors and provided that so long as Shares of the Company are listed on an Exchange, the Board shall include such number of Independent Directors as the relevant code, rules or regulations applicable to the listing of any Shares on the Exchange require.

REMUNERATION OF DIRECTORS

79.	~~76.~~ The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the ~~Directors~~Board from time to time, or a combination partly of one such method and partly the other.

80.	~~77.~~ The ~~Directors~~Board may ~~by resolution~~ approve additional remuneration to any Director ~~of the Company~~ undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

81.	~~78.~~ The ~~Directors~~Board may ~~by resolution~~ approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also legal counsel to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

NO MINIMUM SHAREHOLDING

82.	~~79.~~ No shareholding qualification is required to be held by a Director.

DIRECTORS’ AND OFFICERS’ INTERESTS

83.	~~80.~~ A Director or an officer of the Company who is in any way, whether directly or indirectly, interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall declare the nature of his interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he is or has become so interested or (b) by providing a general notice to the Directors declaring that he is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction.

84.	A Director may hold any other office or place of profit under the Company (other than the office of its Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

85.	~~81.~~ A Director may act by himself or his firm in a professional capacity for the Company (other than as its Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director ~~or alternate Director~~.

86.	~~82.~~ A Director ~~or alternate Director of the Company~~ may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director ~~or alternate Director~~ shall be accountable to the Company for any remuneration or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of such other company~~.~~; provided that he has declared the nature of his position with, or interest in, such company to the Board in accordance with Article 83.

87.	~~83.~~ No person shall be disqualified from the office of Director or ~~alternate Director~~from being an officer of the Company or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or ~~alternate Director~~officer of the Company shall be in any way interested be or be liable to be avoided, nor shall any Director or ~~alternate Director~~officer of the Company so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or officer of the Company holding office or of the fiduciary relation thereby established; provided that:

87.1	he has declared the nature of his interest in such contract or transaction to the Board in accordance with Article 83; and

87.2	the contract or transaction is approved by a majority of the disinterested Directors, notwithstanding the fact that the disinterested Directors may represent less than a quorum. ~~A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.~~

~~84.~~	~~A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.~~

88.	A Director may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he is interested and he shall be at liberty to vote in respect of any contract, transaction or arrangement in which he is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him in accordance with Article 83, at or prior to its consideration and any vote thereon.

~~ALTERNATE DIRECTORS~~

~~85.~~	~~Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.~~

~~86.~~	~~An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.~~

~~87.~~	~~An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.~~

~~88.~~	~~Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.~~

~~89.~~	~~An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.~~

POWERS AND DUTIES OF DIRECTORS

89.	~~90.~~ Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the ~~Directors who~~Board, which may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the ~~Directors~~Board.

90.	In addition to any other duties the Directors may owe to the Company or the Members under applicable law, the Directors shall owe a fiduciary duty to the Company and to the Members as a whole and, in discharging such fiduciary duties, they will act in good faith, in a manner that they believe to be in the best interests of the Company and the Members as a whole, in a manner consistent with the standards of care required by the courts of the Cayman Islands and the state of Delaware, in the United States of America. A Director, by agreeing to serve, or to continue to serve, on the Board, will be deemed to have agreed to owe the duties to the Company and the Members specified in this Article.

91.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the ~~Directors~~Board shall determine ~~by resolution~~.

92.	The ~~Directors~~Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

93.	The ~~Directors~~Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MINUTES

94.	The ~~Directors~~Board shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the ~~Directors~~Board, all resolutions and proceedings at meetings of the Company or the holders of any class of Shares ~~and~~, of the Directors~~,~~ and of committees of Directors, including the names of the Directors ~~or alternate Directors~~ present at each meeting.

DELEGATION OF ~~DIRECTORS’~~THE BOARD’S POWERS

95.	The ~~Directors~~Board may delegate any of ~~their~~its powers (with power to sub-delegate) to any committee consisting of one or more Directors. ~~They~~ The Board may also delegate to any Director ~~holding any executive office~~ such of ~~their~~its powers as ~~they consider~~it considers desirable to be exercised by him. Any such delegation may be made subject to any conditions the ~~Directors~~Board may impose, and either collaterally with or to the exclusion of ~~their~~its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of ~~Directors~~the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

~~96.~~	~~The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards.~~

96.	The ~~Directors~~Board may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the ~~Directors~~Board may determine, provided that the delegation is not to the exclusion of ~~their~~its own powers and may be revoked by the ~~Directors~~Board at any time.

97.	~~98.~~ The ~~Directors~~Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the ~~Directors~~Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the ~~Directors~~Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the ~~Directors~~Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

EXECUTIVE OFFICERS; DUTIES OF OFFICERS

98.	~~99.~~ The Board may from time to time appoint one or more Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and such other officers as it considers necessary in the management of the business of the Company and as it may decide for such period and upon such terms as it thinks fit and upon such terms as to remuneration as it may decide in accordance with these Articles. Such officers need not also be a Director.

99.	~~100.~~ Every ~~Director~~person appointed to an office under ~~the above~~ Article ~~hereof~~98 shall, without prejudice to any claim for damages that such ~~Director~~person may have against the Company or the Company may have against such ~~Director~~person for any breach of any contract of service between him and the Company~~,~~) be liable to be dismissed or removed at any time from such executive office by the Board. A Director appointed to an office under the above Article shall ipso facto and immediately cease to hold such executive office if he shall cease to hold the office of Director for any cause.

100.	The Company agrees to require any person who serves as an officer of the Company to agree that, in addition to any other duties such officer may owe to the Company or the Members under applicable law, such officer shall owe a fiduciary duty to the Company and to the Members as a whole and, in discharging such fiduciary duties, he will act in good faith, in a manner that he believes to be in the best interests of the Company and the Members as a whole, in a manner consistent with the standards of care required by the courts of the Cayman Islands and the state of Delaware, in the United States of America.

PROCEEDINGS OF DIRECTORS

101.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors ~~and alternate Directors~~ present at a meeting at which there is a quorum~~, the vote of an alternate Director not being counted if his appointor be present at such meeting~~. In case of an equality of votes, the Chairman shall have a second or casting vote.

102.	Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

103.	~~102.~~ A Director ~~or alternate Director~~ may, and the Secretary on the requisition of a Director ~~or alternate Director~~ shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director ~~and alternate Director~~ which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors ~~(or their alternates)~~ either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex ~~or~~, telecopy or email the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

104.	~~103.~~ The quorum necessary for the transaction of the business of the ~~Directors~~Board may be fixed by the ~~Directors~~Board and unless so fixed shall be ~~two, a Director and his appointed alternate Director being considered only one person for this purpose~~a majority of the Directors in office. In no event shall the Board fix a quorum that is less than one-third (1/3) of the total number of Directors, provided always that if there shall at any time be only a sole Director the quorum shall be one~~. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present~~.

105.	~~104.~~ The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

106.	~~105.~~ The Directors may elect a chairman of their Board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

107.	~~106.~~ All acts done by any meeting of the Directors or of a committee of Directors ~~(including any person acting as an alternate Director)~~ shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director ~~or alternate Director~~, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director ~~or alternate Director as the case may be~~.

108.	~~107.~~ Members of the Board ~~of Directors~~ or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. ~~A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.~~

~~108.~~	~~A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.~~

109.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

VACATION OF OFFICE OF DIRECTOR

110.	~~109.~~ The office of a Director shall be vacated:

110.1	~~109.1~~ if he gives notice in writing to the Company that he resigns the office of Director;

110.2	~~109.2~~ if he absents himself ~~(without being represented by proxy or an alternate Director appointed by him)~~ from three consecutive meetings of the Board ~~of Directors~~ without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

110.3	~~109.3~~ if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

110.4	~~109.4~~ if he is found a lunatic or becomes of unsound mind~~.~~; or

110.5	on his being prohibited by any applicable law, or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange, from being a Director.

APPOINTMENT AND REMOVAL OF DIRECTORS

111.	~~110.~~ The Company may by Ordinary Resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

112.	~~111.~~ The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors ~~but so~~, provided that the total amount of Directors ~~(exclusive of alternate Directors)~~ shall not at any time exceed the number fixed in accordance with these Articles and provided further, that any such Director so appointed shall be approved or removed by a resolution of the Members at the next annual general meeting.

113.	Directors shall hold office for such term as the Members may determine by Ordinary Resolution or, in the absence of such determination, until the next annual general meeting and until their successors are elected and qualified, or until their office is otherwise earlier vacated.

PRESUMPTION OF ASSENT

114.	~~112.~~ A Director ~~of the Company~~ who is present at a meeting of the Board ~~of Directors~~ at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

115.	~~113.~~ The Company may, if the ~~Directors~~Board so ~~determine~~determines, have a Seal which shall only be used by the authority of the ~~Directors~~Board or of a committee of the ~~Directors authorised~~Board authorized by the ~~Directors~~Board in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary Treasurer or some person appointed by the ~~Directors~~Board for the purpose.

116.	~~114.~~ The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the ~~Directors~~Board so ~~determine~~determines, with the addition on its face of the name of every place where it is to be used.

117.	~~115.~~ A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

118.	~~116.~~ Subject to the Statute, the ~~Directors~~Board may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

119.	~~117.~~ The ~~Directors~~Board may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

120.	~~118.~~ No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

121.	~~119.~~ Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles ~~but no amount paid or credited as paid on a Share in advance of calls shall be treated for the purpose of this Article as paid on the Share~~.

~~120.~~	~~The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.~~

122.	~~121. The Directors~~The Board may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the ~~Directors~~Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the ~~Directors~~Board.

123.	~~122.~~ Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post, or sent by any electronic or other means of payment, directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant, electronic or other payment shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

124.	~~123.~~ No dividend or distribution shall bear interest against the Company.

CAPITALISATION

125.	~~124.~~ The Company may, upon the recommendation of the ~~Directors~~Board, by Ordinary Resolution authorise the ~~Directors~~Board to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including Share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the ~~Directors~~Board shall do all acts and things required to give effect to such capitalisation, with full power to the ~~Directors~~Board to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The ~~Directors~~Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT; RIGHTS OF INSPECTION

126.	~~125.~~ The ~~Directors~~Board shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

~~126.~~	~~The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.~~

127.	Any Member or Beneficial Owner, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts, at such Member’s or Beneficial Owner’s expense, from: (a) the Register of Members and any duplicate Register of Members, any list of Members or Beneficial Owners, to the extent such list is available at the time such demand is made, and the Company’s books and records; and (b) any of the Company’s subsidiary’s books and records, to the extent that (i) the Company has actual possession and control of such records of such subsidiary; or (ii) the Company could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand, (x) such inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the Company or the subsidiary and a person not affiliated with the Company and (y) the subsidiary would not have the right under the law applicable to it to deny the Company access to such books and records upon demand by the Company. In every instance where a Beneficial Owner seeks the right to inspection, the demand under oath shall state such person’s status as a Beneficial Owner, be accompanied by documentary evidence of his beneficial ownership of Shares, and state that such documentary evidence is a true and correct copy of what it purports to be. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorises the attorney or other agent to so act on behalf of the Member or Beneficial Owner. The demand under oath shall be directed to the Company at its registered office.

127.1	Where a Member or Beneficial Owner seeks to inspect the Register of Members or any duplicate Register of Members, any list of Members or Beneficial Owners or the Company’s books and records, such Member or Beneficial Owner shall first establish, to the satisfaction of the Company, that:

127.1.1	such Member or Beneficial Owner is a Member of the Company or Beneficial Owner, as applicable;

127.1.2	such Member or Beneficial Owner has complied with the provisions of this Article respecting the form and manner of making demand for inspection of such documents; and

127.1.3	the inspection such Member or Beneficial Owner seeks is for a proper purpose.

127.2	For the purposes of this Article 127, a “proper purpose” shall mean a purpose reasonably related to a person’s interest as a Member or a Beneficial Owner of the Company. The Company shall determine whether a purpose constitutes a proper purpose and, in making such determination, shall be guided by the provisions, and related interpretations of, the laws of the state of Delaware in the United States of America, including with respect to the determination of which party bears the burden of proof in establishing a proper purpose.

128.	~~127.~~ The ~~Directors~~Board may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

129.	~~128.~~ The appointment of and provisions relating to Auditors shall be in accordance with applicable law and the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

130.	~~129.~~ In the event that no such code, rules and regulations referred to in the above Article apply, the appointment of and provisions relating to Auditors shall in accordance with the following provisions:

130.1	~~129.1 Directors~~The Board may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

130.2	~~129.2~~ Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the ~~Directors~~Board and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

130.3	~~129.3~~ Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next extraordinary general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

131.	~~130.~~ Notices shall be in writing and shall be given by the Company in accordance with applicable law and the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

132.	~~131.~~ In the event that no such code, rules and regulations referred to in the above Article applies, notice shall be given in accordance with the following provisions:

132.1	~~131.1~~ notices to any Member shall be given either personally or by sending it by post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member);

132.2	~~131.2~~ where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient;

132.3	~~131.3~~ a notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

WINDING UP

133.	~~132.~~ If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

134.	~~133.~~ If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up ~~subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise~~. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

~~134.~~	~~The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company to the fullest extent permitted by law from and against all actions, proceedings, costs, charges, losses, damages and expenses (including, without limitation, attorney’s fees and expenses) which they or any of them shall or may incur or sustain by reason of any act (including, without limitation, the investigation of any act) done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.~~

135.	To the fullest extent permitted by law, no Director, officer of the Company or trustee acting in relation to any of the affairs of the Company shall be personally liable to the Company or its Members for any loss arising or liability attaching to such Director or officer by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director or officer may be guilty in relation to the Company; provided, however, that this shall not apply to (a) any fraud or dishonesty of such Director or officer, (b) such Director’s or officer’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the Director or officer is not legally entitled. Notwithstanding the preceding sentence, this section shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of auditor in relation to the Company.

136.

To the fullest extent permitted by law, the Company shall indemnify any current or former Director, officer of the Company, or any person who is serving or has served at the request of the Company as a director or officer and any trustee acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by, or in the name or on behalf of, the Company), to which he was, is, or is threatened to be made, a party or in which he is otherwise involved, (a “proceeding”) by reason of the fact that he is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Statute or to any person holding the office of auditor in relation to the Company.

137.	In the case of any threatened, pending or completed proceeding by, or in the name or on behalf of, the Company, to the fullest extent permitted by law, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense or settlement thereof, except that no indemnification for expenses shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been finally adjudged to be liable for fraud or dishonesty in the performance of his duty to the Company, or for conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, unless and only to the extent that the Grand Court in the Cayman Islands or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of auditor in relation to the Company.

138.	To the fullest extent permitted by law, expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted pursuant to Articles 136 and 137 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to these Articles.

139.	Any indemnification under Articles 136 to and including 138 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Articles 136 or 137, as the case may be. Such determination shall be made, with respect to a Covered Person who is a Director or officer of the Company at the time of such determination, (a) by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum; (c) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion; or (d) by the Members by Ordinary Resolution. Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding the provisions of Articles 136 to and including 138, the Company shall be required to indemnify or advance expenses to a Covered Person in connection a proceeding commenced by such Covered Person only if the commencement of such proceeding by such person was authorized by the Board.

140.	It being the policy of the Company that indemnification of the persons specified in Articles 136 and 137 shall be made to the fullest extent permitted by law, the indemnification and advancement of expenses provided for by Articles 136 to and including 138 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

141.	~~135.~~ The Board may, notwithstanding any interest of the Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any ~~person described in the above Article~~Covered Person, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of ~~the above Article~~these Articles. As used in Articles 135 to and including 141, references to the “Company” include all constituent corporations in an amalgamation, consolidation or merger or similar arrangement in which the Company or a predecessor to the Company by amalgamation, consolidation or merger or similar arrangement was involved.

FINANCIAL YEAR

142.	~~136.~~ The financial year of the Company shall be as prescribed by the Board from time to time.

TRANSFER BY WAY OF CONTINUATION; SALE, LEASE OR EXCHANGE OF ASSETS

143.	~~137.~~ If the Company is exempted as defined in the Statute, ~~it shall,~~ subject to the provisions of the Statute ~~and with the approval of a Special Resolution, have the power~~, the Board may authorise and direct the Company to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands, provided that the Members shall have approved such registration by way of continuation by Special Resolution.

144.	The Board may authorise and direct the Company to sell, lease or exchange all or substantially all of its property and assets, including the Company’s goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board in its discretion thinks fit, provided that the Members shall have approved such sale, lease or exchange by Ordinary Resolution.

CONSENT TO JURISDICTION; CHOICE OF LAW

145.

For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, the Company hereby submits to the jurisdiction of the courts of the state of Delaware, in the United States of America and to the jurisdiction of the United States District Court for the District of Delaware in the United States of America and the appellate courts having jurisdiction thereover (each, a “Delaware-Based Court”), for the purposes of any action, suit or proceeding brought by or on behalf of any Member or Beneficial Owner with respect to his rights as a Member or Beneficial Owner, or in relation to claims brought derivatively by a Member or Beneficial Owner in the name, or on behalf of, the Company. The Company waives any right to challenge personal jurisdiction when sued in these courts. The Company further agrees that if sued in these jurisdictions, it will agree to the application of that court’s rules of procedure and will not argue, under choice of law principles, that procedural rights granted by the laws of the Cayman Islands should be applied in these fora.

146.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, the Company shall appoint and maintain an authorised agent in the state of Delaware, in the United States of America, to receive for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Company in the state of Delaware.

147.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, the Company shall:

147.1	maintain unencumbered assets in the United States of America, which assets may include equity or debt investments in U.S. companies, with a book value in excess of fifty million U.S. dollars ($50,000,000), and will deliver, or cause to be delivered, to the Secretary of State of the State of Delaware an opinion of an attorney licensed in the United States of America that judgments rendered against the Company may be satisfied by using these assets;

147.2	post a bond or similar security with a Delaware–Based court in an amount of at least fifty million U.S. dollars ($50,000,000); or

147.3	purchase and maintain insurance on behalf of its Directors and officers of the Company, against any liability asserted against them and incurred by them in any such capacity, in an amount of at least fifty million U.S. dollars ($50,000,000), and in the event that any action, suit or proceeding of the type described in Article 145 is brought against the Company in any Delaware-Based Court, the Company will provide a notice to such court specifying with which of the three foregoing provisions of this Article the Company has complied.

148.	For as long as Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company is subject to the reporting requirements of the Exchange Act, in relation to any action, suit or proceeding against the Company brought derivatively by a Member or Beneficial Owner in the name, or on behalf of, the Company in any Delaware-Based Court, the Company hereby agrees that the law of the forum in which such action, suit or proceeding is brought, not the law of the Cayman Islands, will govern the sufficiency of the pleadings and such Member’s or Beneficial Owner’s standing to bring such action, suit or proceeding.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF SEAGATE TECHNOLOGY

2004 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned, whose signature appears on the reverse, hereby appoints Donald E. Kiernan, James A. Davidson and Stephen J. Luczo as proxies, each with full powers of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all common shares of Seagate Technology held of record by the undersigned on September 3, 2004 at the 2004 Annual General Meeting of shareholders of Seagate Technology to be held on Thursday, October 28, 2004 at 10:00 a.m. Pacific Daylight Time, at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025 and at any postponement or adjournment thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2004 Annual General Meeting, Stephen J. Luczo shall be entitled to vote the undersigned’s shares, as designated on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2004 ANNUAL GENERAL MEETING.

Please mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your proxy to be voted, your proxy must be received by mail no later than 5:00 p.m., Pacific Daylight Time, on October 27, 2004.

(Continued and to be signed and dated on the reverse side)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Votes must be indicated [ x ] in Black or Blue Ink.

1.    Proposal to elect the following nominees to serve as directors of Seagate Technology until the 2005 annual general meeting and until their successors are elected:

	FOR	WITHHOLD		FOR	WITHHOLD
01 - William W. Bradley	[ ]	[ ]	07 - David F. Marquardt	[ ]	[ ]

02 - James G. Coulter	[ ]	[ ]	08 - Lydia M. Marshall	[ ]	[ ]

03 - James A. Davidson	[ ]	[ ]	09 - Gregorio Reyes	[ ]	[ ]

04 - Glenn H. Hutchins	[ ]	[ ]	10 - John W. Thompson	[ ]	[ ]

05 - Donald E. Kiernan	[ ]	[ ]	11 - William D. Watkins	[ ]	[ ]

06 - Stephen J. Luczo	[ ]	[ ]

2.    Proposal to approve the Seagate Technology 2004 Stock Compensation Plan:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.    Proposal to ratify the appointment of Ernst & Young LLP to serve as independent auditors of Seagate Technology for the fiscal year ending July 1, 2005:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.    Proposal to adopt Seagate Technology’s Third Amended and Restated Memorandum and Articles of Association, which is being proposed as a Special Resolution:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters of which Seagate Technology did not have notice on or before August 20, 2004 as may properly come before the 2004 Annual General Meeting and any adjournment or postponement thereof (including the appointment of a person to serve as director if any of the above nominees are unable to serve).

If you plan to attend the 2004 Annual General Meeting, please mark here [    ]

Change of Name or Address and/or Comments, mark here [ ]

The signer(s) hereby acknowledge(s) receipt of the Notice of the 2004 Annual General Meeting of Shareholders and accompanying proxy statement.

Date: , 2004
Signature
Signature

Sign exactly as your name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer. If a partnership, a partner should sign in partnership name.) Please sign, date and return promptly.